      As Filed with the Securities and Exchange Commission on June 7, 2001

                                            Registration Statement No. 333-49816


                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
             Registration Statement under the Securities Act of 1933


                              PLUS SOLUTIONS, INC.
           (Name of small business issuer as specified in its charter)


             NEVADA                             7372                           88-0412455
(State or Other Jurisdiction of     (Primary Standard Industrial       (I.R.S.Employer I.D. No.)
 Incorporation or Organization)      Classification Code Number)


                          14677 MIDWAY ROAD, SUITE 206
                          ADDISON, TEXAS, U.S.A. 75001
                                 (972) 687-0090
              (Address and telephone number of principal executive
                    offices and principal place of business)

                              MAX GOLDEN, PRESIDENT
                          14677 MIDWAY ROAD, SUITE 206
                          ADDISON, TEXAS, U.S.A. 75001
                                 (972) 687-0090
                          (Name, address and telephone
                          number of agents for service)

                                   Copies to:


                             GREGORY SICHENZIA, ESQ.
                              THOMAS A. ROSE, ESQ.
                     SICHENZIA, ROSS, FRIEDMAN & FERENCE LLP
                               135 W. 50TH STREET
                            NEW YORK, NEW YORK 10020
                                 (212) 664-1200


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                         CALCULATION OF REGISTRATION FEE


                                                     Proposed               Proposed
     Title of each                                    maximum               aggregate
  class of securities       Amount being          offering price             maximum               Amount of
   being registered         registered(2)         per security(3)        offering price(3)      registration fee
   Common Stock(1)           40,000,000                $0.07               $2,800,000               $785(4)



(1) Issuable upon the conversion of the convertible notes and exercise of the warrants described herein.


(2) Pursuant to Rule 416, there are also being registered additional shares of common stock as may be issuable as a result of anti-dilution and other similar provisions upon the conversion of convertible notes and exercise of warrants described herein.

(3) Pursuant to Rule 457(c), based upon the average of the high and low prices of the registrant's common stock as quoted on the Nasdaq OTC Bulletin Board system on November 9, 2000, $0.07.


(4)      Paid previously.

PROSPECTUS



                                40,000,000 SHARES

                              PLUS SOLUTIONS, INC.

                                  COMMON STOCK




         The selling security holders identified in this prospectus are offering up to 40,000,000 shares of our common stock which are issuable by us upon exercise of convertible notes or warrants held by the selling security holders. The selling security holders may sell shares of our common stock from time to time in transactions, including block transactions, on the exchanges or quotation systems on which our common stock may be then listed for trading or quoted or in transactions outside any exchange or other public market. Shares may be sold in privately negotiated transactions, in underwritten offerings, or by a combination of methods of sale. Sales of shares of common stock may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling security holders are deemed to be underwriters of the shares of common stock which they are offering.


         We are not offering any shares of our common stock for sale under this prospectus and we will not receive any of the proceeds from the sale of shares by selling security holders under this prospectus.


         INVESTING IN OUR COMMON STOCK INVOLVES CONSIDERABLE RISKS. PLEASE CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 BEFORE BUYING SHARES OF OUR COMMON STOCK.

         Our common stock is traded on the OTC Bulletin Board system operated by the Nasdaq Stock Market, Inc. under the symbol "PLSO". On June 4, 2001, the last reported sale price of our common stock was $0.05 per share.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                    This prospectus is dated June ____, 2001.

                                TABLE OF CONTENTS



Summary...........................................................................................................3

Risk Factors......................................................................................................4

Selected Financial Data..........................................................................................13

Plan of Development..............................................................................................15

Description of Our Business......................................................................................18

Financing Arrangements...........................................................................................24

Management.......................................................................................................27

Principal Stockholders...........................................................................................30

Information about Our Capital Stock..............................................................................32

Description of Our Capital Stock.................................................................................32

Selling Security Holders.........................................................................................35

Plan of Distribution.............................................................................................36

Legal Matters....................................................................................................38

Experts..........................................................................................................38

Additional Information...........................................................................................39

Forward Looking Statements.......................................................................................39

Index to Financial Statements...................................................................................F-1

                                     SUMMARY

         The following summary highlights some of the information in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our consolidated financial statements and the notes accompanying the consolidated financial statements appearing elsewhere in this prospectus.

PLUS SOLUTIONS

         We are a development-stage company that provides Internet-based business-to-business e-commerce solutions. We have developed Expressorder(TM), a global business-to-business e-commerce service that enables buyers and suppliers to automate business transactions on the Internet. Our ExpressBuyer(TM) service enables businesses to automate their purchasing methods. Our ExpressSeller(TM) service enables businesses to offer a catalog of their products over the Internet.


         Our executive offices are located at 14677 Midway Road, Suite 206, Dallas, Texas, U.S.A. Our telephone number is 214-758-1515. The address of our site on the world wide web is www.plussolutions.com.


THE OFFERING

Common stock offered by the selling security holders ............................................ 40,000,000 shares

Common stock outstanding after the offering(1) ...................................................79,000,000 shares

Nasdaq OTC Bulletin Board symbol ............................................................................. PLSO


(1) Does not include the conversion or exercise of any securities convertible into or exercisable for our common stock, except convertible and exercisable securities held by the selling security holders.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. In addition to other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.

RISKS RELATED TO OUR BUSINESS


WE CURRENTLY DO NOT HAVE SUFFICIENT WORKING CAPITAL TO CONTINUE SIGNIFICANT OPERATIONS AND WE EXPECT OUR OPERATIONS TO CONTINUE TO PRODUCE A NEGATIVE CASH FLOW; CONSEQUENTLY, IF WE CANNOT RAISE ADDITIONAL CAPITAL IMMEDIATELY, WE WILL NOT BE ABLE TO FUND OUR CONTINUED OPERATIONS.






         We currently do not have sufficient working capital to continue or operations at their current level. Since our inception, cash used in our operations has substantially exceeded cash received from our operations, and we expect this trend to continue for the foreseeable future. Our available cash and financing resources are not sufficient to meet our current working capital and capital expenditure requirements. We have received verbal assurances from the investors discussed in "Financing Arrangements" that additional capital will be made available to us in the near future. If such additional capital is not made available and we are not able to obtain additional funding, we will not be able to continue our operations at their current level. We cannot assure you that additional capital will be made available or, even if such additional capital is made available, it will be sufficient for our future working capital and capital expenditure requirements. Factors that may vary significantly affect whether our cash resources will be sufficient to meet our needs. If adequate funding is not made available to us on acceptable terms, we will not be able to take advantage of unanticipated opportunities, develop new products or services, fund our continued operations, or otherwise respond to unanticipated competitive pressures. We cannot assure you that sufficient financing will be available on terms favorable to us, if at all.

WE ARE AN EARLY STAGE COMPANY, WE HAVE A HISTORY OF LOSSES AND WE EXPECT FUTURE LOSSES.

         We have never been profitable, we expect to incur net losses for the foreseeable future and we may never be profitable. We were founded in October 1998 and have never had any revenues in connection with our current business. At March 31, 2001, we had accumulated total losses of $9,644,394. We have a limited operating history that makes it difficult to forecast our future operating results. We expect to substantially increase our sales and marketing, product development and general and administrative expenses. As a result we will need to generate significant revenues to achieve and maintain profitability in the future. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase such profitability on a quarterly or annual basis.

BECAUSE OUR INDUSTRY IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE. THE MARKET FOR BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE SOLUTIONS IS EXTREMELY COMPETITIVE. WE EXPECT COMPETITION TO INTENSIFY AS CURRENT COMPETITORS EXPAND THEIR PRODUCT OFFERINGS AND NEW COMPETITORS ENTER THE MARKET. WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT OR FUTURE COMPETITORS, OR THAT COMPETITIVE PRESSURES WE FACE WILL NOT HARM OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION.


         Because there are relatively low barriers to entry in the electronic commerce market, competition from other established and emerging companies may develop in the future. In addition, our customers and partners may become competitors in the future. Some of our competitors may be able to negotiate alliances with strategic partners on more favorable terms than we are able to negotiate. Many of our competitors may also have well-established relationships with our prospective customers. Increased competition is likely to result in price reductions, lower average sales prices, reduced margins, longer sales cycles and decrease or loss of our market share, any of which could harm our business, operating results or financial condition.

         Many of our competitors have, and new potential competitors may have, more experience developing Internet-based software and purchasing solutions that provide the consumer with direct access to the supplier, larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, marketing and other resources than we have. In addition, competitors may be able to develop products and services that are superior to our products and services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services. We cannot assure you that the business-to-business electronic commerce solutions offered by our competitors now or in the future will not be perceived by buyers and suppliers as superior to ours.


OUR LENGTHY SALES AND IMPLEMENTATION CYCLE COULD CAUSE DELAYS IN REVENUE GROWTH.

         The period between our initial contact with a potential customer and the purchase of our products and services may be long and may have delays associated with the lengthy budgeting and approval process of our customers. These lengthy cycles will have a negative impact on the timing of our revenues, especially our realization of any transaction fee based revenues.

         We believe that a customer's decision to purchase our products and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To successfully sell our products and services, we generally must educate our potential customers regarding the use and benefit of our products and services, which can require significant time and resources. Many of our potential customers are large enterprises that generally take longer to make significant business decisions. In addition, our solutions include enterprise applications that take significant time to deploy successfully across an organization.

IF OUR POTENTIAL CUSTOMERS ARE NOT WILLING TO SWITCH TO OR ADOPT OUR ELECTRONIC COMMERCE SOLUTION, OUR GROWTH AND REVENUES WILL BE LIMITED.

         The failure to generate a large customer base would harm our growth and revenues. This failure could occur for several reasons. Some of our business-to-business electronic commerce competitors charge their customers large fees upon the execution of customer agreements. Businesses that have made substantial up-front payments to our competitors for electronic commerce solutions may be reluctant to replace their current solution and adopt our solution. As a result, our efforts to create a larger customer base may be more difficult than expected even if we are deemed to offer products and services superior to those of our competitors. Further, because the business-to-business electronic commerce market is new and underdeveloped, potential customers in this market may be confused or uncertain about the relative merits of each electronic commerce solution or which electronic commerce solution to adopt, if any. Confusion and uncertainty in the marketplace may inhibit customers from adopting our solution, which could harm our business, operating results and financial condition.

OUR BUSINESS PLAN ANTICIPATES RAPID GROWTH IN OUR BUSINESS AND FAILURE TO MANAGE OUR GROWTH COULD STRAIN OUR MANAGEMENT AND OTHER RESOURCES.

         Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. Future expansion efforts could be expensive and put a strain on our management and resources. We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations.

IF OUR ELECTRONIC COMMERCE PRODUCTS DO NOT CONTAIN THE FEATURES AND FUNCTIONALITY OUR CUSTOMERS WANT, OUR CUSTOMERS WILL NOT BUY THEM.

         Our success depends upon our ability to accurately determine the features and functionality required by customers and to design and implement business-to-business electronic commerce products that meet these requirements in a timely and efficient manner. If we fail to accurately determine customer feature and functionality requirements, enhance our existing products and develop new products, our current and potential future customers will not buy them. To date, our products have been based on our internal efforts and on feedback from a limited number of customers and potential customers. We cannot assure you that we have determined or will successfully determine customer requirements or that the features and functionality of our future products and services will adequately satisfy current or future customer demands.


OUR FUTURE REVENUES DEPEND UPON CURRENT AND POTENTIAL CUSTOMERS' WILLINGNESS TO USE OUR SOLUTIONS AS PART OF THEIR ONGOING BUSINESS PLAN.

         Our success depends upon the acceptance and use by customers and their suppliers of our Expressorder(TM) products. Our potential customers and their related suppliers often rely on third party consultants and systems integrators to develop, deploy and manage their business-to-business electronic commerce platforms and solutions. As a result, if a large number of consultants or systems integrators fail to adopt and support our solution or if our customers or suppliers are not able to successfully implement our solution within the framework of their current business plan, our business, operating results and financial condition will suffer.


IF WE RELEASE PRODUCTS CONTAINING DEFECTS, WE MAY NEED TO HALT FURTHER SHIPMENTS UNTIL WE FIX THE DEFECTS, AND OUR BUSINESS AND REPUTATION WOULD BE HARMED.


         Products as complex as ours often contain known and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction and initial shipment of new products or enhancements to existing products. Errors or performance problems could result in lost revenues or delays in customer acceptance and would be detrimental to our business and reputation. Undetected errors or performance problems in our existing or future products may be discovered in the future and could have a negative impact on our business.


WE MAY NOT BE ABLE TO HIRE AND RETAIN SUFFICIENT SALES, MARKETING AND TECHNICAL PERSONNEL THAT WE NEED TO SUCCEED BECAUSE THESE PERSONNEL ARE LIMITED IN NUMBER AND IN HIGH DEMAND.

         If we fail to hire and retain sufficient numbers of sales, marketing and technical personnel, our business, operating results and financial condition would be harmed. Competition for qualified sales, marketing and technical personnel is intense as these personnel are in limited supply, and we might not be able to hire and retain sufficient numbers of such personnel to grow our business. We need to substantially expand our sales operations and marketing efforts, in order to increase market awareness and sales of our Expressorder(TM) system and the related services we offer. We will also need to increase our technical staff to support the growth of our business. In addition, our competitors may attempt to hire our employees away from us. We expect that they will continue to attempt to do so in the future.


OUR EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.


         Our future success depends upon the continued service of our executive officers and other key personnel, and none of our executive officers or key employees is bound by an employment agreement for any specific term. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition would be seriously harmed. In particular, the services of Max Golden, our Chief Executive Officer, would be difficult to replace.

BECAUSE THE PROTECTION OF OUR PROPRIETARY TECHNOLOGY IS LIMITED, OUR PROPRIETARY TECHNOLOGY COULD BE USED BY OTHERS WITHOUT OUR CONSENT.

         Our success depends, in part, upon our proprietary technology and other intellectual property rights. To date, we have relied primarily on a combination of copyright, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. We cannot assure you that our means of protecting our intellectual property rights in the United States or abroad will be adequate or that others, including our competitors, will not use our proprietary technology without our consent.

         Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition.


IF THIRD PARTIES CLAIM THAT WE INFRINGE UPON THEIR INTELLECTUAL PROPERTY, OUR ABILITY TO USE SOME TECHNOLOGIES AND PRODUCTS COULD BE LIMITED AND WE MAY INCUR SIGNIFICANT COSTS TO RESOLVE THESE CLAIMS.

         Litigation regarding intellectual property rights is common in the Internet and software industries. We expect third party infringement claims involving Internet technologies and software products and services to increase throughout these industries generally. We cannot assure you that our products and services do not infringe on the intellectual property rights of third parties. If an infringement claim is filed against us, we may be prevented from using some technologies and may incur significant costs to resolve the claim.





OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS CONTROL PLUS SOLUTIONS AND COULD LIMIT THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER TRANSACTIONS SUBMITTED FOR A VOTE OF OUR STOCKHOLDERS.

         Upon completion of this offering, our executive officers, directors and principal stockholders will beneficially own, in the aggregate, approximately 36% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions which could have the effect of delaying or preventing a third party from acquiring control over us.

RISKS RELATED TO THE INTERNET INDUSTRY

CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS IS NECESSARY FOR OUR FUTURE GROWTH.

         The market for Internet-based, business-to-business electronic commerce products is relatively new and is evolving rapidly. Our future revenues and any future profits depend upon the widespread acceptance and use of the Internet as an effective medium of business-to-business commerce, particularly as a medium to perform indirect goods procurement and fulfillment functions. The failure of the Internet to continue to develop as a commercial or business medium or of significant numbers of buyers and suppliers of indirect goods to conduct business-to-business commerce on the Internet would harm our business, operating results and financial condition. The acceptance and use of the Internet for business-to-business commerce could be limited by a number of factors, such as the growth and use of the Internet in general, the relative ease of conducting business on the Internet, the efficiencies and improvements that conducting commerce on the Internet provides, concerns about transaction security and taxation of transactions on the Internet.

OUR MARKET MAY UNDERGO RAPID TECHNOLOGICAL CHANGE AND THIS CHANGE MAY MAKE OUR PRODUCTS AND SERVICES OBSOLETE OR CAUSE US TO INCUR SUBSTANTIAL COSTS TO ADAPT TO THESE CHANGES.

         Failure of the market for our products and services to develop and grow or our failure to gain acceptance in this market would harm our business, operating results and financial condition. Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our products and services or else our products and services may become obsolete. We also could incur substantial costs to modify our products, services or infrastructure in order to adapt to these changes. Our business, operating results and financial condition could be harmed if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.

FAILURE TO EXPAND INTERNET INFRASTRUCTURE COULD LIMIT OUR FUTURE GROWTH.

         The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Internet usage including usage of our products and services could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our services depends upon improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our solution will be hindered, and our business, operating results and financial condition may suffer.

OUR REVENUES MAY DECREASE IF GROWTH IN THE USE OF THE INTERNET IN THE MARKETS WE TARGET DOES NOT OCCUR AS PROJECTED.

         The use of the Internet as a means to interconnect buyers and sellers and to create online trading communities is integral to our business model. Our business strategy is, in part, to create a global, business-to-business electronic marketplace for buyers and sellers of indirect goods. However, the use of the Internet as a means of transacting business is relatively new and has not been accepted by all customers in the markets we have targeted. If the rate of growth of the Internet use in or targeted markets is less than expected, or if the Internet fails to produce a feasible electronic commerce marketplace, our revenues will suffer. We cannot assure you that the use of the Internet as a means of conducting business will continue to grow at a rate similar to the historical rates, if at all.

SECURITY RISKS OF ELECTRONIC COMMERCE MAY DETER FUTURE USE OF OUR PRODUCTS AND SERVICES.

         A fundamental requirement to conduct Internet-based, business-to-business electronic commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches of the our internal Internet systems, or well publicized security breaches affecting the Web in general, could significantly harm our business, operating results and financial condition. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect content and transactions on our internal Internet systems or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information.

ADDITIONAL GOVERNMENT REGULATIONS MAY INCREASE OUR COSTS OF DOING BUSINESS.

         The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet.

         Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results and financial condition.

RISKS RELATED TO OUR COMMON STOCK

IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

         We anticipate that our quarterly operating results will vary significantly in the future. We believe that period-to-period comparisons of our results of operations may not be meaningful in the future and should not be relied upon as indicators of future performance. Our operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

INTERNET RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY DEPRESS OUR STOCK PRICE.

         The stock market and specifically the stock prices of Internet-related companies have been very volatile. This volatility is often not related to the operating performance of the companies. This broad market volatility and industry volatility may reduce the price of our common stock, without regard to our operating performance. Due to this volatility, the market price of our common stock could significantly decrease.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.


OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY SHARES OF OUR COMMON STOCK BECOMING AVAILABLE FOR SALE IN THE FUTURE.

         A large number of shares of our common stock have recently become eligible or will soon become eligible for sale in the public market in the near future. In addition to the shares offered by this prospectus, approximately 23.4 million shares of our common stock held by the former stockholders of the previous Plus Solutions organized as a Texas corporation became eligible for sale in March 2001. As a result, of approximately 79 million shares outstanding, including the 40 million shares offered by this prospectus, approximately 63.4 million shares will become eligible for sale in the public market during March 2001. If a large number of our stockholders attempted to sell shares of our common stock during a short period of time, it is very likely that the market price of our common stock would be negatively affected. In addition, the adverse impact on the market price of our common stock could impair our ability to raise capital through the sale of additional equity securities.

IN THE EVENT THE CONVERTIBLE NOTES OR WARRANTS ARE TRANSFERRED TO OTHER PARTIES, THE 4.99% LIMITATION ON OWNERSHIP WOULD NOT APPLY, RESULTING IN THE POTENTIAL FOR A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK TO BE ACCUMULATED.

         The subscribers of the convertible notes and warrants have contractually agreed to restrict their beneficial ownership of our common stock to 4.99%. In the event the holders transfer the convertible notes or warrants to a holder which is not a party to the subscription agreement, such holder would not be restricted to ownership of 4.99%. Any such holder would be able to accumulate large blocks of our common stock without the need to make purchases in the open market. Such holder, upon large acquisitions, could exert substantial control over the management of the Company.


WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

         Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.


"PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR STOCK, WHICH MAY AFFECT THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO SELL THEIR SHARES.

         The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share. Our common stock is currently subject to these rules that impose additional sales practice requirements. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose:

         o the commission payable to both the broker-dealer and the registered representative,

         o        current quotations for the securities, and

         o if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common shares trade above $5.00 per share. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common shares, and may affect the ability to sell the common shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.

                             SELECTED FINANCIAL DATA

         The following selected financial data are derived from our audited and unaudited financial statements. This data should be read in conjunction with those financial statements and the notes thereto.



                              PERIOD FROM
                               OCTOBER 5,             FISCAL YEAR
                                1998 TO            ENDED DECEMBER 31           CUMULATIVE
                              DECEMBER 31,    ----------------------------        FROM
                                  1998            1999            2000          INCEPTION
                              ------------    ------------    ------------    ------------
INCOME STATEMENT DATA:
    Revenues                  $         --    $         --    $         --    $         --
    Operating expenses           5,995,300       2,064,728       1,133,036       9,193,064
                              ------------    ------------    ------------    ------------
    Operating loss              (5,995,300)     (2,064,728)     (1,133,036)     (9,193,064)
    Interest and other
      expenses - net                (5,501)         (2,373)       (210,286)       (218,160)
                              ------------    ------------    ------------    ------------
    Net loss                  $ (6,000,801)   $ (2,067,101)   $ (1,343,322)   $ (9,411,224)
                              ============    ============    ============    ============

    Loss per share
      (Basic and Diluted)     $      (0.33)   $      (0.10)   $      (0.04)
                              ============    ============    ============
    Weighted average common
      and common equivalent
      shares outstanding        18,191,020      20,574,041      36,490,000
                              ============    ============    ============

                                            DECEMBER 31
                                     ------------------------
                                        1999          2000
                                     ----------    ----------
BALANCE SHEET DATA:
    Working capital                  $ (111,922)   $ (134,396)
    Total assets                        271,574       496,765
    Long term debt - net,
      less current portion           $       --    $  528,250

    Stockholders' equity (deficit)   $   36,815    $ (311,590)

                                      THREE MONTHS
                                     ENDED MARCH 31
                                  2000            2001
                              ------------    ------------
INCOME STATEMENT DATA:
    Revenues                  $         --    $         --
    Operating expenses
                                   192,083         218,170
                              ------------    ------------
    Operating loss
                                  (192,083)       (218,170)
    Interest and other
       expenses - net
                                         0          15,000
                              ------------    ------------
    Net loss                  $   (192,083)   $   (233,170)
                              ============    ============

    Loss per share
      (Basic and Diluted)     $      (0.00)   $      (0.01)
                              ============    ============
    Weighted average common
      and common equivalent
      shares outstanding
                                38,940,000      39,240,000
                              ============    ============



                                      MARCH 31
                                     ----------
                                        2001
                                     ----------
BALANCE SHEET DATA:
    Working capital                  $(316,214)
    Total assets
                                       320,987
    Long term debt - net,
      less current portion           $ 548,167

    Stockholders' equity (deficit)   $(544,760)

                               PLAN OF DEVELOPMENT

         Plus Solutions, Inc, a Texas corporation, was organized in October 1998. To avoid confusion, we will refer to the Plus Solutions organized as a Texas corporation as "Texas Plus Solutions". Before March 10, 2000, Texas Plus Solutions pursued the business we now pursue. On March 10, 2000, Texas Plus Solutions was acquired by Sound Designs, Inc., a Nevada corporation that had been organized in September 1998. Although Sound Designs acquired Texas Plus Solutions, Texas Plus Solutions was considered the acquiring entity for accounting purposes. Following the acquisition, Sound Designs adopted the management and business plan of Texas Plus Solutions and subsequently changed its corporate name to Plus Solutions, Inc. in May 2000.


         We have not generated any revenues from our current business, which we commenced after and as a result of the acquisition of Texas Plus Solutions. In addition, Texas Plus Solutions never generated any revenues prior to its acquisition by Sound Designs. Although Sound Designs generated nominal revenues prior to the acquisition of Texas Plus Solutions, we have abandoned the business pursued by Sound Designs prior to the acquisition of Texas Plus Solutions. As a result, we consider the nominal revenues generated by Sound Designs while pursuing a line of business that we have abandoned to be immaterial and we have chosen not to discuss the operations of Sound Designs prior to the acquisition of Texas Plus Solutions.

         We are considered a development-stage company. We have experienced cumulative operating losses, and our operations are subject to risks and uncertainties, including, among others, risks associated with technology and regulatory trends, growth competition by entities with greater financial and other resources, and the need for additional capital. We cannot assure you that we will be successful in becoming profitable or generating positive cash flow in the future. Our fiscal year ends on December 31 of each calendar year.

GENERAL

         The Company is to be a provider of Internet-based, business-to-business, e-commerce solutions and services that enable buyers and suppliers to automate business transactions on the Internet. The Company is headquartered in Addison, Texas.

         On March 10, 2000, the Company closed the Agreement and Plan of Merger entered into with Sound Designs, Inc. ("Sound Designs"), a Nevada corporation. As consideration for the merger, the stockholders of the Company, the accounting acquirer, received approximately 1.69 shares of Sound Designs, the legal acquirer, common stock for each share of the Company's common stock they owned. In addition, the Company received cash of $107,431 from Sound Designs. As a result, the former stockholders of the Company currently own 60% of the outstanding shares of common stock of Sound Designs. In addition, the merger agreement required all existing directors and officers of Sound Designs to resign and name the directors of the Company as the directors of the surviving company which has taken the name of Plus Solutions, Inc.

         We currently have sufficient working capital to continue our operations for approximately 30 days. We expect our operations to continue to produce a negative cash flow. Consequently, if we cannot raise additional capital within approximately 30 days, we will not be able to fund our continued operations. If adequate funding is not made available to us on acceptable terms, we will not be able to take advantage of unanticipated opportunities, develop new products or services, fund our continued operations, or otherwise respond to unanticipated competitive pressures. We cannot assure you that sufficient financing will be available on terms favorable to us, if at all. We have received verbal assurances from the investors that additional capital will be made available to us. However, we do not know in what amounts or on what terms such additional financing will be made available.

OPERATIONS

         There was no revenue in the first fiscal quarter 2000, ended March 31, 2000, nor in the first fiscal quarter 2001, ended March 31, 2001. Total operating expenses, including general and administrative costs were $192,083 for the first fiscal quarter 2000 versus $218,170 for the first fiscal quarter 2001. Contributing significantly to this increase in operating costs was the legal and accounting fees related to the registration statement and amortization expense for debt discount, product development costs and deferred financing costs. As such, net operating losses increased when comparing the first fiscal quarter 2000 results of $192,083 to the first fiscal quarter 2001 results of $233,170.

PLAN OF OPERATION

         We have commenced marketing our products to potential customers. We intend to implement our Expressorder products in a limited number of customers so that we may provide each customer with adequate service and support. Following these initial implementations of Expressorder, we intend to increase our sales force and expand our marketing efforts to garner additional customers. In addition, we also intend to establish strategic partnerships with providers of other electronic commerce products and services to increase the efficacy and efficiency of our Expressorder products.

LIQUIDITY AND CAPITAL RESOURCES

         On September 27, 2000, we entered into a subscription agreement with four investors to provide up to $8,500,000 of financing to us through the sale of convertible debentures. We sold an aggregate of $750,000 of convertible debentures and as of May 11, 2000, we mutually agreed with the investors to terminate our right to sell additional convertible debentures pursuant to the September 2000 subscription agreement.

         In May 2001, we entered into an agreement with the investors to amend the terms of the Subscription Agreement. We agreed with the investors to:

         o terminate our right to sell any additional convertible notes to the investors;

         o eliminate any obligation to issue additional warrants to any party; and

         o limit the maximum percentage of our common stock that the investors, as a group, can own at any time to 4.99%.

         On May 14, we received $100,000 from The Keshet Fund LP on substantially similar terms as set forth in the subscription agreement executed on September 27, 2000 except for collateral provided to secure such $100,000 in the form of shares of our common stock pledged by Max Golden. We believe the $100,000 will provide us with operating capital for approximately 30 days. We have received verbal assurances from the investors that additional capital will be made available to us. However, we do not know in what amounts or on what terms such additional financing will be made available. We cannot be certain that such funding will be made available to us in sufficient amounts or on terms that will permit us to pursue our current business plan.

WE HAVE RECEIVED VERBAL ASSURANCES FROM THE INVESTORS THAT ADDITIONAL CAPITAL WILL BE MADE AVAILABLE TO US. HOWEVER, WE DO NOT KNOW IN WHAT AMOUNTS OR ON WHAT TERMS SUCH ADDITIONAL FINANCING WILL BE MADE AVAILABLE. WE CANNOT BE CERTAIN THAT SUCH FUNDING WILL BE MADE AVAILABLE TO US IN SUFFICIENT AMOUNTS OR ON TERMS THAT WILL PERMIT US TO PURSUE OUR CURRENT BUSINESS PLAN. IF FINANCING FROM OUR CURRENT INVESTORS IS NOT AVAILABLE TO US, WE WILL NEED TO SECURE ADDITIONAL FINANCING IMMEDIATELY TO CONTINUE IMPLEMENTATION OF OUR BUSINESS PLAN. IF WE FAIL TO ACQUIRE SUCH ADDITIONAL FINANCING, WE MAY BE FORCED TO DELAY THE FULL IMPLEMENTATION OF OUR BUSINESS PLAN OR WE MAY BE UNABLE TO CONTINUE OUR BUSINESS AT ALL.





RESEARCH AND DEVELOPMENT

         We anticipate research and development costs of approximately $100,000 during the next 12 months to provide enhancements and added functionality to our Expressorder(TM) product. Our anticipated expenditures may vary as a result of the number and type of customers which we serve, products and services offered by our competitors, and developments in the marketplace for our products and services.

EQUIPMENT AND CAPITAL EXPENDITURES

         We currently plan capital expenditures for equipment and software during the next 12 months totaling approximately $125,000. We believe such expenditures will include additional Internet data servers, additional communication equipment, a customer support call management system and upgrades of support software to support our Expressorder(TM) product. These expenditures will be tied to the number and type of customers which use our products, the specific product support requirements of those customers, and the volume of transactions processed.

EMPLOYEES

         We anticipate adding 30 additional employees during the next 12 months. We anticipate that the majority of these employees will be in the areas of sales and marketing, product development and support, and customer service and support. In addition, we anticipate adding a small number of administrative employees. The number and timing of such hirings will be a function of our success in acquiring customers, business volume, market opportunities, and the general business climate.

                           DESCRIPTION OF OUR BUSINESS

         We are a development-stage company that provides Internet-based business-to-business e-commerce solutions. We have developed Expressorder(TM), a global business-to-business e-commerce service that enables buyers and suppliers to automate business transactions on the Internet. Our ExpressBuyer(TM) service enables businesses to automate their purchasing methods. Our ExpressSeller(TM) service enables businesses to offer a catalog of their products over the Internet.

         We have focused on the recruiting of quality information technology and engineering professionals. We utilize established testing methods to ensure that our professionals are properly qualified. We also review candidates' technical backgrounds and conduct preliminary interviews prior to referring candidates to our customers. By attracting the most qualified professionals, we believe that we will be able to attract high quality customers who require the services of such professionals.


         The Company has not had significant operations or any revenues to date, however, we intend to seek financing to expand our operations and commence full-scale marketing and customer implementation of our services. If such financing is not made available to us, however, we may not be able to implement our plan of development and business strategy or implement any Expressorder(TM) solutions. Even if such financing is made available, we must successfully implement our plans to develop our business and implement our business strategy.


         We intend to develop a strong internal marketing team to market our services to targeted businesses and organizations in the North America and Europe. In addition, we will employ marketing support personnel to assist the marketing team in the preparation of presentations, proposals, research and other related administrative tasks. As industry relationships are built, individuals with specific industry knowledge will be employed to leverage such relationships.

         We will use carefully targeted advertising, such as print advertising in industry publications, to market our services to targeted businesses and organizations. It is anticipated that such advertising will highlight the competitive advantages of Expressorder(TM) relative to the products and services of our competitors. We have also established an Internet site to assist our marketing efforts. As part of our continuing public relations efforts, we will attempt to arrange media coverage of our services by television, radio and print media, and participation in industry conferences.

         We will continue to develop and improve our Expressorder(TM) solution system. We anticipate that such continued development and improvement will be critical to maintaining a competitive advantage over other e-commerce solution providers and providing maximum value to our customers.

         We will look for value-added strategic alliances with partners that enable us to enter targeted industries, gain access to technology or potential customers, or establish revenue sharing opportunities. Potential alliance partners include advertising agencies, accounting firms, software or technology-based businesses, and other e-commerce vendors. During the development of Expressorder(TM), we initiated efforts to contact potential alliance partners and explore mutually beneficial arrangements. As a result of these efforts, we became a member of International Business Machines Corp.'s PartnerWorld program in March 2000. This program provides us with co-marketing opportunities with IBM and customers investigating IBM products on IBM's site on the world wide web.


         During the development of Expressorder(TM), we contacted potential customers to establish relationships and industry knowledge and to solicit input regarding our services. As a result, Expressorder(TM) has been reviewed and evaluated by senior managers of several large businesses. We believe that these relationships may be leveraged to identify potential customers and improve the quality of our services.

         We intend to target corporations and other organizations in a broad range of industries that we believe will most benefit from our outsourced, turnkey solutions offered by Expressorder(TM). We believe these organizations will be the most likely beneficiaries of an automated, reliable, robust and scalable e-commerce solution and can provide strong customer references. In addition, the large number and variety of implementation circumstances involved in serving these organizations will rigorously test our products and assist us in designing a robust, reliable and scalable solution.

         We believe a loyal base of reference customers affords us a significant competitive advantage. Therefore, we intend to devote significant resources towards customer satisfaction. We will employ a variety of customer satisfaction programs to promote superior customer satisfaction.

EXPRESSORDER(TM)


         Expressorder(TM) consists of two components which can be implemented together or separately, depending on the individual needs of the customer. Our ExpressBuyer(TM) service enables businesses to automate their purchasing methods. ExpressBuyer(TM) is a robust, scalable and reliable service that enables an organization to reduce processing costs and improve productivity by automating the procurement cycle and linking end-users throughout an organization with internal administration and financial systems. ExpressBuyer(TM) also enables organizations to reduce the cost of operating resources by channeling purchases to preferred suppliers. Our ExpressSeller(TM) service enables businesses to offer a catalog of products over the Internet through a fully automated transaction. As a complete solution package, Expressorder(TM) provides a business-to-business e-commerce platform.


         We believe Expressorder(TM) provides the following benefits to our customers:

         Stand-alone, easily implemented solution. Expressorder(TM) is a stand-alone service that can easily be initiated with any size company. It does not require integration into a company's operational systems package or changes in the existing business processes. It can also serve as an extension and enhancement of, rather than a replacement for, a supply chain management system, increasing the efficiencies of these systems.


         Speed of implementation. Expressorder(TM) is an outsourced, turnkey solution that can be quickly installed and implemented. We estimate that Expressorder(TM) can be fully implemented for a customer in as little as three to five months.

         Cost of implementation. Unlike most currently available purchasing solutions, Expressorder(TM) does not require the customer to add substantial additional hardware, software or employees to its current business plan. Because it does not rely on the scarce internal technology resources of our customers, the total cost of Expressorder(TM) will be significantly less than that of most competing solution systems.

         User friendly, Internet-based interfaces. The Internet browser-based user interface of our Expressorder(TM) services enables users throughout an organization to take full advantage of Expressorder(TM) from their desktop and with minimal training. Online help information provides automated assistance for less experienced users through the acquisition process, while an advanced user interface makes the system more productive for experienced users.

         Automation of e-commerce transactions. Expressorder(TM) provides flexible workflow capable of streamlining and automating even the most complex e-commerce transactions. This flexible workflow can be customized for the unique processes of an organization and can be tailored to respond to user input, specific events or any extrinsic or intrinsic data relevant to the transaction.

         Information access and compilation. Expressorder(TM) provides powerful analytical and reporting tools that enable businesses to evaluate data collected throughout the process of acquiring, receiving and paying for goods and services. By employing these analytical tools, an organization can analyze purchasing patterns to streamline the procurement process, negotiate more favorable terms with preferred suppliers and gain insight into additional savings opportunities.

         Multi-platform compatibility. Expressorder(TM) functions on common Internet browser software. As a result, is completely compatible with virtually all computer operating systems, including Microsoft Windows and Windows NT, Apple Macintosh and standard Linux/Unix systems.


         Fully customizable and scalable. Expressorder(TM) can be fully customized as either a buying or selling solution, or both, depending on the individual needs of our customers. In addition, Expressorder(TM) is fully scalable and may be reconfigured to suit a customers ongoing needs.

         EXPRESSBUYER(TM)

         ExpressBuyer(TM) is our purchasing component that enables an organization to reduce processing costs and improve productivity by automating purchasing methods. We believe ExpressBuyer(TM) offers the following benefits to our customers:

         Automation of procurement procedures and resulting costs reduction and productivity increases. ExpressBuyer(TM) automates the procurement of goods and services and significantly reduces processing costs and increases productivity. ExpressBuyer(TM) enables an organization to streamline and automate complex business processes. By operating without a complete re-engineering of the customers existing systems ExpressBuyer(TM) takes advantage of investments in financial, human resource and enterprise resource planning systems. As a result, our services allow organizations to focus on value-added activities such as negotiating better discounts with preferred suppliers. In addition, our customers can order and receive requested items more quickly and with less effort, improving overall productivity.

         Compilation and analysis of buying data. ExpressBuyer(TM) enables organizations to maximize procurement economies of scale, lowering the overall costs of goods and services. ExpressBuyer(TM) provides reporting tools on buying patterns, enabling organizations to negotiate more favorable contracts with suppliers. ExpressBuyer(TM) also routes transactions to preferred suppliers automatically. Moreover, ExpressBuyer(TM) is accessible on every desktop, is easy-to-use and streamlines the procurement process. These benefits minimize the frustration to end-users that often results in maverick buying, further enabling organizations to take advantage of negotiated discounts with preferred suppliers.

         EXPRESSSELLER(TM)

         ExpressSeller(TM) is our supplier service component that enables suppliers to offer their complete line of proprietary or vended products over the Internet and process fully automated sales transactions. We believe ExpressSeller(TM) offers the following benefits:

         Ability to offer complete line of products and services on the Internet. ExpressSeller(TM) enables suppliers to offer their complete catalog of goods and services over the Internet, which provides suppliers with greater access to new and existing customers through a global presence and 24-hour availability. In addition, by making available Internet-based catalog capabilities, ExpressSeller(TM) enables suppliers to differentiate and market their goods and services in their preferred format.

         Integration of sales data with suppliers. ExpressSeller(TM) allows a business to integrate their sales with multiple customers to more effectively control inventory and take advantage of "just in time" supply systems.

         Sales costs reduction. ExpressSeller(TM) enables businesses to reduce sales costs. By automating catalog sales transactions, a business can reduce the costs associated with, and reduce the potential for error inherent in, paper-based ordering and payment processes. Product information can be distributed electronically, reducing the distribution costs of printed catalogs. In addition, suppliers can utilize their existing investments in inventory control and delivery systems, including catalogs and product web pages.




CUSTOMER SERVICE, TRAINING AND SUPPORT

         We believe that customer satisfaction will be essential to our long-term success and we intend to offer comprehensive customer assistance programs. Our technical support will provide dependable and timely resolution of customer technical inquiries and will be available to customers by telephone, over the Internet or by electronic mail. We will offer complete education and training to our customers and partners to develop the knowledge and skills to successfully use our services.

RESEARCH AND DEVELOPMENT


         Substantially all of the research and development regarding Expressorder(TM) has been outsourced to various consultants. From 1998 through the fiscal year ended December 31, 2000, we estimate that Plus Solutions incurred total development costs related to Expressorder(TM) of approximately $199,000, in addition to the devotion of substantial management resources during that period. We believe the development of Expressorder(TM) is substantially complete and any further resources devoted to research and development will be used to make ongoing improvements to Expressorder(TM) in response to market demands We intend to continue to outsource such development to consultants.


         We cannot be sure that continuing development of Expressorder(TM) will be completed or that, if completed, they will have the features or quality necessary to make them successful in the marketplace. Further, despite input by potential customers and our internal quality control, errors could be found in Expressorder(TM) that we have not anticipated. We may not be able to successfully correct these errors in a timely and cost effective manner. If we are not able to further develop or enhance our services in a timely and cost-effective basis, or if these new developments or enhancements do not have the features or quality necessary to make them successful in the marketplace, our business will be seriously harmed.

COMPETITION

         The market for e-commerce solutions is intensely competitive, evolving and subject to rapid technological change. The intensity of competition has increased and is expected to further increase in the future. This increased competition is likely to result in price reductions and reduced gross margins, any one of which could seriously harm our business. Competitors vary in size and in the scope and breadth of the products and services offered. We believe the primary competitors in the e-commerce solutions market are Ariba, Captura Software, Clarus, Commerce One, Concur Technologies, Extensity, GE Information Services, Intelysis, and Netscape Communications. We also expect to encounter competition from major enterprise software developers, such as Oracle, PeopleSoft and SAP. In addition, because there are relatively low barriers to entry in the e-commerce solutions market, we expect additional competition from other established and emerging companies.

         We believe that the principal competitive factors affecting our market include:

         o        existing customer base

         o        capabilities, quality and performance of products and services

         o ability to configure and improve products and services based on market demands and customer requirements

         o individual requirements of buyers and suppliers in particular industries

         o        customer service and satisfaction

         o        capabilities of core technology

         Although we believe that our services will compete favorably with respect to these factors, the market for e-commerce solutions is relatively new and is evolving rapidly. Even if we are currently competitive, we may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.


         Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than us, significantly greater name recognition and a larger existing base of customers. In addition, many of our competitors have well-established relationships with potential customers and have extensive knowledge of key industries. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of consolidation of the e-commerce solutions industry.


INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

         We will depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we will rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws.

         We intend to license rather than sell the software technology in Expressorder(TM) and we will require our customers to enter into license agreements, which impose restrictions on their ability to utilize the software. In addition, we will avoid disclosure of our trade secrets through a number of means, including but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our software source code. We will attempt to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot be sure that any of our proprietary rights will be successfully protected since the validity, enforceability and protection of proprietary rights in Internet-related industries are still evolving.

         We rely on technology that we license from third parties to perform key functions with respect to Expressorder(TM). If we are unable to continue to license any of this software on commercially reasonable terms, our business may be harmed unless equivalent technology can be readily licensed or developed, and integrated into our services.


         We intend to file applications to trademark the terms "Expressorder", "ExpressBuyer" and "ExpressSeller" in the United States and other countries. These trademark applications are subject to review by applicable government authorities, may be opposed by private parties, and may not be approved by such authorities.


         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our intellectual property.


         There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future third parties may claim that we or our current or potential future products infringe their intellectual property. We expect that software product developers and providers of e-commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, whether or not they have merit, could result in costly litigation, cause development delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on commercially reasonable terms, which could seriously harm our business.

EMPLOYEES


         As of April 30, 2001, we had a total of [4] employees, all of whom were management personnel. All of these employees are located in the our principal executive offices in Addison, Texas. None of our employees is represented by a collective bargaining agreement and we have never experienced any work stoppage. We consider our relations with our employees to be good.


         Our future operating results depend in significant part on the continued service of our senior management personnel. Our future success will also depend on our ability to attract and retain highly qualified technical, marketing and management personnel. Competition for these personnel is intense, and we may not be able to retain our key personnel or attract these personnel in the future.

BUSINESS LOCATIONS

         The Company's only business location is its principal executive offices located at 14677 Midway Road, Suite 206, Addison, Texas 75001. The phone number at this location is (972) 687-0090. We lease approximately 1,300 square feet of office space at this location.

                             FINANCING ARRANGEMENTS





         On September 27, 2000, we entered into a subscription agreement with four investors, The Keshet Fund L.P., Keshet L.P., Nesher Ltd., and Talbiya B. Investments Ltd., which provided for an $8.5 million long-term financing commitment. The financing was arranged by KCM Ltd., a New York, New York investment firm. We initially sold to the investors a total of $500,000 of our 8% convertible notes for a purchase price equal to the principal amount of each note. In November 2000, we sold the investors an additional $250,000 of our convertible notes for a purchase price equal to the principal amount. As a result, each investor currently holds 8% convertible note in the amount set forth below:



The Keshet Fund L.P.          $185,000
Keshet L.P.                    390,000
Nesher Ltd.                     85,000
Talbiya B. Investments Ltd.     90,000
                              --------
TOTAL                         $750,000



         The full principal amounts of the convertible notes must be paid on September 27, 2003. The convertible notes incur interest at the rate of 8% per year, which interest is paid quarterly. The convertible notes are a general obligation of Plus Solutions and payment of principal and interest under the notes is not secured by any specific assets.

         The offering of the convertible notes to the investors was a private offering made in reliance on Rule 506 of Regulation D under the United States Securities Act. Each of the investors represented to us in the subscription agreement that it qualifies as an accredited investor under Regulation D.

         On May [ ], 2001, we entered into an agreement with the investors to amend the terms of the subscription agreement. We agreed with the investors to:

         o terminate our right to sell any additional convertible notes to the investors;

         o eliminate any obligation to issue additional warrants to any party; and

         o limit the maximum percentage of our common stock that the investors, as a group, can own at any time to 4.99%.

         We have received verbal assurances from the investors that additional capital will be made available to us. However, we do not know in what amounts or on what terms such additional financing will be made available. We cannot be certain that such funding will be made available to us in sufficient amounts or on terms that will permit us to pursue our current business plan.





CONVERSION RIGHTS


         The convertible notes may be converted into shares of our common stock at the option of the holder or each note. Each convertible note may be partially or fully converted into common stock. At the option of the holder, interest accrued on the convertible notes may also be converted into common stock. The number of shares into which each note may be converted is calculated by dividing the principal amount of the note, plus any accrued but unpaid interest on the note, by a conversion price. The conversion price of the convertible notes issued pursuant to the initial issuance in September 2000 is the lesser of $0.10, or the average of the three lowest bid prices for our common stock during the 90 trading days preceding the conversion date. The conversion price of the convertible notes issued in November 2000 and March 2001, is 84% of the lowest closing price for our common stock on the principal stock market on which our common stock is traded during the 10 trading days immediately preceding the date of conversion. The conversion price also may be adjusted upon the occurrence of specified events, including any division or combination of shares of our common stock and any recapitalization or restructuring.

         If we are unable to deliver stock certificates as a result of the conversion of a convertible note in a timely manner, we may be required to pay a late fee and other penalties to the holder of the note. If we are prohibited from issuing such stock certificates, we may be required to redeem the notes at 130% of their principal amount.


REGISTRATION RIGHTS


         We are required to file a registration statement under the United States Securities Act that covers the resale by the investors of at least 200% of the shares of our common stock issuable upon conversion of the total amount of outstanding convertible notes and 100% of the shares of our common stock issuable upon exercise of outstanding warrants issued as finders fees. We must maintain the effectiveness of this registration statement until the latest of:

         o six months after the expiration of the warrants issued as finders fees;

         o twelve months after the last maturity date of all outstanding convertible notes; or

         o two years after the last date of issuance of a convertible note.

We currently estimate that, as a result of these requirements, we will be required to maintain the effectiveness of this registration statement until March 2008.

         Even though we have filed the registration statement of which this prospectus is a part regarding the shares of our common stock underlying the currently outstanding convertible notes and finders warrants, the investors may require us to file an additional registration statement which covers the resale of the shares designated by the investors until September 2004. The investors also have the right to include shares of our common stock they hold in a registration statement we intend to file for our own account of for the account of another stockholder.


FINDERS FEES AND WARRANTS


         Pursuant to the subscription agreement, we paid Alon Enterprises Ltd. finders fees in the form of cash and warrants to purchase shares of our common stock. The cash finders fees were equal to 10% of the total cash consideration paid by the investors for the convertible notes. The warrant finders fees enable Alon Enterprises to purchase a number of shares of our common stock equal to 12% of the number of shares of our common stock into which the convertible notes may be converted, calculated at the date of issuance, at an exercise price equal to 105% of the lowest closing bid price for our common stock on the principal stock market on which our common stock is traded during the 10 trading days immediately preceding the date of the sale of convertible notes. The finders warrants expire on the fifth anniversary of their date of issuance. Although the exercise price is established upon the issuance of the finders warrant, the exercise price may be adjusted upon the occurrence of specified events, including any division or combination of shares of our common stock, any recapitalization or restructuring, or any issuance of our common stock for a purchase price less that the current exercise price.

         Pursuant to the provisions of the subscription agreement, we issued a finders warrant to Alon Enterprises in September 2000 that is exercisable for 2,000,000 shares of our common stock at the exercise price of $.1365 per share. In addition, we issued finders warrants in November 2000 exercisable for 1,000,000 shares of our common stock at an exercise price of $0.0656 per share.





OTHER PROVISIONS


         We made representations and warranties regarding Plus Solutions and the offering of the convertible notes that are customary in transactions similar to the sale of the convertible notes. The investors also made customary representations and warranties regarding their qualification as accredited investors and their investment intentions regarding the convertible notes.


         We and the investors each agreed to indemnify the other for damages arising from a breach of the agreement. We also agreed to customary mutual indemnification with respect to the registration rights conferred to the investors.

         Other than securities issued to our directors and employees or securities issued pursuant to mergers, acquisitions or strategic partnerships, we may not offer for sale any securities of Plus Solutions until 180 days after the effectiveness of the registration statement under the United States Securities Act that covers the resale by the investors of the shares of our common stock held by them. Until September 27, 2001, we must offer the investors a right of first refusal with respect to any financing transaction proposed by a third party, on the same terms and conditions as those proposed by such party.


                                   MANAGEMENT


         The following table sets forth information with respect to our current directors and officers. Each of our directors serves for a one year term.




         NAME                             AGE    POSITION
         ----                             ---    --------
         Max Golden                       52     Chairman of the Board of Directors, President and
                                                 Chief Executive Officer
         David Ballard                    69     Director
         Stephen Gray                     52     Director
         Rita Hunter                      42     Vice President
         Martha Scroggins                 52     Secretary and Treasurer



         Max Golden has been our Chairman of the Board of Directors, President and Chief Executive Officer since March 10, 2000. Prior to joining the Company, Mr. Golden was Chairman of the Board of Directors and President of Texas Plus Solutions since October 1998. From 1995 to 1998, he served as President and Manager of Alliance Associates, LLC.





         David Ballard has been a Director since October 5, 2000. Mr. Ballard has served President of Gateway Holding Company since 1999. He has also served as a director of

Gateway National Bank since 1992. Mr. Ballard served as the Chairman of the Board of Directors of Gateway National Bank from 1998-1999. Prior to joining Gateway National Bank, Mr. Ballard was Chairman and Chief Executive Officer of AmGas Inc., a retail natural gas company that was subsequently acquired by Midwest Resources, a large utility holding company.


         Stephen Gray has been a Director since December 2000. Mr. Gray currently serves as the Chief Financial Officer of b-Trade, Inc., an internet and network integration and solutions service provider, a position he has held since 1997. From 1990-1997, Mr. Gray served as Vice President and Chief Financial Officer of Standard Fruit and Vegetable Co., Inc., a major distributor of fresh fruits and vegetables. Prior to 1990, he served in a variety of financial and accounting roles for several corporations and an international accounting firm. Mr. Gray is a certified public accountant.

         Rita Hunter currently serves as our Vice President, a position she has held since March 10, 2000. Prior to joining the Company, she served Texas Plus Solutions in a similar capacity since October 1998. Before joining Texas Plus Solutions, Ms. Hunter served as Manager of Client and Field Services for AmGas Inc. from April 1993. Prior to April 1993, she served in several positions with a variety of corporations and an international accounting firm.

         Martha Scroggins is our Secretary and Treasurer, a position she was elected to on March 10, 2000. Prior to joining the Company, she served Texas Plus Solutions in a similar capacity. Before joining Texas Plus Solutions, Ms. Scroggins served as a Manager of Contract Administration with AmGas Inc. from February 1983.


EXECUTIVE COMPENSATION


         The following table sets forth information regarding the compensation paid to our executive officers in 2000. None of our current executive officers provided any services to or received any compensation from us during 1999.



                                              ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                          ---------------------------     ------------------------------
                                                                            COMMON
                                                                             STOCK
                                                                           UNDERLYING       ALL OTHER
         NAME AND PRINCIPAL POSITION        SALARY    BONUS    OTHER        OPTIONS       COMPENSATION
                                          ---------- -------  -------     ------------   ---------------
         Max Golden...................     $217,000     0        0          1,200,000           0
              President and
              Chief Executive Officer

         Rita Hunter..................     $ 75,958     0        0            300,000           0
              Vice President

         Martha Scroggins.............     $ 75,958     0        0            300,000           0
              Secretary and Treasurer



         We intend to enter into employment agreements with each of our executive officers in the future. Such employment agreements have not yet been negotiated, but we anticipate that each will have terms of 1-3 years and will contain customary severance provisions that provide a minimum of 30-180 days notice to terminate the contract, except for any termination for an appropriate cause. We also anticipate that each employment agreement will contain special severance provisions if the employee is terminated within one year after a change of control of Plus Solutions.

OPTION GRANTS IN LAST FISCAL YEAR

         Each of our executive officers currently hold options to purchase shares of our common stock that were issued pursuant to our incentive stock plan in April 2000, following the approval of the plan. Information regarding the options granted to each executive officer during 2000 is set forth below:



                                                       PERCENT OF TOTAL
                                       COMMON STOCK     OPTIONS GRANTED
                                        UNDERLYING       TO EMPLOYEES        EXERCISE       EXPIRATION
         EXECUTIVE OFFICER               OPTIONS        IN FISCAL YEAR        PRICE            DATE
         -----------------             ------------    ----------------      --------       ----------
         Max Golden ................    1,200,000            63.2%            $0.10          10/30/04

         Rita Hunter ...............      300,000            15.8%            $0.10           9/30/09

         Martha Scroggins ..........      300,000            15.8%            $0.10           9/30/09


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From our organization in September 1998 to March 10, 2000, Barry Wosk and Marvin Wosk comprised our entire board of directors. During such period, Barry Wosk served as our President and Marvin Wosk served as Secretary. Barry Wosk is the son of Marvin Wosk. In September 1998, Barry Wosk and Marvin Wosk each purchased 500,000 shares of our common stock for consideration of $.0025 per share. In January 2000, all of the shares issued to Barry Wosk and Marvin Wosk were canceled. In September 1999, we entered into a Sales Commission Agreement with Barry Wosk which was subsequently canceled in February 2000. Barry Wosk was paid $3,678 in sales commissions under the Sales Commission Agreement prior to its cancellation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

         Based on our review of reports filed pursuant to Section 16 of the Securities Exchange Act, we are aware of the following persons who failed to properly file a required report:

(1) Barry Wosk, a previous director and officer, failed to file a Form 3 when we became a reporting company under the Securities Exchange Act. He also failed to file a Form 4 regarding the cancellation of all his shares of our common stock in January 2000.

(2) Marvin Wosk, a previous director and officer, failed to file a Form 3 when we became a reporting company under the Securities Exchange Act. He also failed to file a Form 4 regarding the cancellation of all his shares of our common stock in January 2000.

                             PRINCIPAL STOCKHOLDERS

         As of the close of business on April 30, 2001, we have issued and outstanding 39,240,000 shares of our common stock. The following table shows information concerning the ownership of our common stock on April 30, 2001 by:
(a) each current director, (b) each current officer, (c) each person we know to own more than 5% of the shares of our common stock; and (d) all of the current directors and officers and as a group.


                                                                     NUMBER OF SHARES OF        PERCENT OF SHARES
                                                                 COMMON STOCK BENEFICIALLY       OF COMMON STOCK
NAME(1)                                                                    OWNED                  OUTSTANDING(2)
Max Golden, Chairman of the Board of Directors,
         President and Chief Executive Officer(3) .......                 7,776,732                  19.2%

David Ballard, Director(4) ..............................                 3,498,459                   8.9%

Stephen Gray, Director(5) ...............................                   109,000                     *

Rita Hunter, Vice President(6) ..........................                 1,666,873                   4.2%

Martha Scroggins, Secretary(7) ..........................                 2,218,313                   5.6%

Mario Pinto .............................................                 2,655,988                   6.8%
         531 Landsdale, Suite 205
         North Vancouver, British Columbia V7L 2G6
         Canada

All current directors and officers as a group(8) ........                15,269,377                  37.0%


----------
*        Less than one percent.

(1) Unless otherwise set forth, the address of each named person is 14677 Midway Road, Suite 206, Addison, Texas, U.S.A. 75001.

(2)      Based upon 39,240,000 shares of our common stock outstanding.

(3) Includes 1,200,000 shares that may be acquired upon the exercise of options.

(4) Shares recorded in the name of Ballard Property Company #1, Ltd., which is controlled by Mr. Ballard. Includes 100,000 shares that may be acquired upon the exercise of options and 25,000 shares that may be acquired upon the exercise of warrants.

(5) Includes 100,000 shares that may be acquired upon the exercise of options.

(6) Includes 300,000 shares that may be acquired upon the exercise of options.

(7) Includes 300,000 shares that may be acquired upon the exercise of options.





(8)      5 persons.

SERIES A PREFERRED STOCK

         In addition to our common stock, there are currently authorized 100,000 shares of our Series A Preferred Stock, none of which are currently issued and outstanding. Shares of our Series A Preferred Stock are not convertible into our common stock and do not vote, except with respect to matters regarding which the holders of Series A Preferred Stock are required to vote by Nevada law.

                       INFORMATION ABOUT OUR CAPITAL STOCK

COMMON STOCK TRADING HISTORY

         Our common stock is traded on the Nasdaq OTC Bulletin Board system under the symbol "PLSO". The closing high and low price for our common stock at the end of each quarter since our common stock commenced trading is set forth below:

                  DATE                                                         HIGH          LOW
                  ----                                                         ----          ---
                  March 31, 2000 ............................................. $7.63        $5.09

                  June 30, 2000 .............................................. $5.63        $0.31

                  September 30, 2000 ......................................... $0.66        $0.09

                  December 31, 2000............................................$0.14        $0.05

                  March 31, 2001...............................................$0.06        $0.03

         On May 7, 2001, the low price for our common stock was $0.05 and the high price was $0.05. On May 7, 2001, there were approximately 50 record holders of our common stock.

DIVIDENDS

         Our present policy is to retain earnings, if any, to finance future growth. We have never paid cash dividends with respect to our common stock and have no present intention to pay cash dividends with respect to our common stock. Our Series A Preferred Stock receives semi-annual dividends of $.07125 per share that cumulate if unpaid.

                        DESCRIPTION OF OUR CAPITAL STOCK


         We are authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 8,000,000 shares of preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Nevada law.


COMMON STOCK

         As of April 30, 2001, there were 39,240,000 shares of our common stock outstanding which were held of record by approximately 50 stockholders.

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. After any dividends owed to any preferred stockholders are paid, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors. In the event of our liquidation, dissolution or winding up, after any amounts owed to any preferred stockholders are paid, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

         Our board of directors has the authority, without the approval of the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. We cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects could include one or more of the following:

         o        restricting dividends on the common stock;

         o        diluting the voting power of the common stock;

         o        impairing the liquidation rights of the common stock; or

         o delaying or preventing a change in control of us without further action by the stockholders.

SERIES A PREFERRED STOCK

         In addition to our common stock, there are currently authorized 100,000 shares of our Series A Preferred Stock, none of which are currently issued and outstanding. Shares of our Series A Preferred Stock are not convertible into our common stock and do not vote, except with respect to matters regarding which the holders of Series A Preferred Stock are required to vote by Nevada law. Our Series A Preferred Stock receives semi-annual dividends of $.07125 per share that cumulate if unpaid. We may redeem shares of Series A Preferred at any time for the redemption price of $.75 per share.

NEVADA ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

         Provisions of Nevada law and our certificate of incorporation and bylaws could make the following more difficult:

         o        the acquisition of us by means of a tender offer;

         o        acquisition of us by means of a proxy contest or otherwise; or

         o        the removal of our incumbent officers and directors.

         These provisions, summarized below, are expected to discourage some types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

         NEVADA ANTITAKEOVER LAW. Section 78 of the Nevada General Corporation Law, an anti-takeover law, applies to us. In general, Section 78 prohibits a Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with its affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect on transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

         ELIMINATION OF CUMULATIVE VOTING. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is Signature Stock Transfer, Inc. of Addison, Texas.

                            SELLING SECURITY HOLDERS

         The following table sets forth the name of each selling shareholder, the total number of shares of our common stock beneficially owned by each selling shareholder as of April 30, 2001, and the total number of shares that each selling shareholder may offer and sell pursuant to this prospectus. The selling shareholders and their transferors and other successors in interest may offer all, none or a portion of the shares of common stock described in this prospectus. The exact number of shares of common stock that each selling shareholder may retain upon completion of this offering cannot be determined at this time. None of the selling shareholders has had any position, office or other material relationship with the company within the past three years.



                        Total Shares       Total
                         of Common       Percentage                                Percentage
                       Stock Issuable    of Common       Shares of     Beneficial   of Common   Beneficial    Percentage of
                           Upon            Stock,       Common Stock   Ownership   Stock Owned   Ownership     Common Stock
                       Conversion of    Assuming Full   Included in   Before the     Before      After the     Owned After
       Name                Notes         Conversion    Prospectus(1)  Offering(2)   Offering    Offering(3)    Offering(3)
       ----            -------------    -------------  -------------  -----------  -----------  -----------   -------------
The Keshet Fund           9,094,448         18.9%        9,094,448     2,051,600      4.99%          0              --
L.P.(4)

Keshet, L.P.(5)          19,132,580         32.9%       19,132,580     2,051,600      4.99%          0              --

Talbiya B.                4,512,013         10.4%        4,512,013     2,051,600      4.99%          0              --
Investments Ltd.(6)

Nesher Ltd.(7)            4,260,967          9.9%        4,260,960     2,051,600      4.99%          0              --

Alon Enterprises                 --           --         3,000,000     2,051,600      4.99%          0              --
Ltd.(8)



"*" means less than one percent.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Pursuant to the terms of our agreements with the convertible note holders, the number of shares included in this prospectus for each such holder is equal to two times the number of shares actually issuable, if the convertible notes were converted in their entirety, not including any additional number of shares which may be issued in payment of accrued interest.

(2) Represents shares of common stock issuable upon conversion of debentures or exercise of warrants of the selling shareholder, at an assumed conversion price. However, the selling shareholder has contractually agreed to restrict its ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise would exceed 4.99% of the then issued and outstanding shares of common stock following such conversion or exercise. This restriction may not be waived. All such selling stockholders may be deemed to be a purchasing group for purposes of Rule 13d, but are not required to file a Form 13D because of the limitation of their beneficial ownership to 4.99%, as a group.

(3) Assumes that all securities registered will be sold.

(4) The Keshet Fund, L.P., a New York limited partnership, is controlled by Abraham Grin, through his control Keshet Management, Inc., its general partner and an Isle of Man corporation.

(5) Keshet L.P., an Isle of Man limited partnership, is controlled by Abraham Grin, through his control Keshet Management, Inc., its general partner and an Isle of Man corporation.

(6) Talbiya B. Investments Ltd., an Isle of Man corporation, is controlled by John Clarke, its Director.

(7) Nesher Ltd., an Isle of Man corporation, is controlled by John Clarke, its Director.

(8) Alon Enterprises Ltd., an Isle of Man corporation, is controlled by John Clarke, its Director.





                              PLAN OF DISTRIBUTION

         The selling shareholders may sell shares of our common stock from time-to-time in transactions, including block transactions, on the exchanges or quotation systems on which our common stock may be then listed or quoted, or in transactions not crossing any exchange or public market. Shares may be sold in privately-negotiated transactions, in underwritten offerings, or by a combination of such methods of sale. Sales of shares of common stock may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. As used in this prospectus, "selling shareholders" includes pledgees, donees, transferees and other successors in interest to the selling shareholders selling shares received from a selling stockholder after the date of this prospectus. The selling shareholders may sell shares of our common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The compensation received by any broker-dealer may be in excess of customary commissions.

         Other methods by which the shares of our common stock may be sold include, without limitation:

         o at the market to or through market makers or into an existing market for our common stock

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

         o through transactions in options or swaps or other derivatives, whether exchange-listed or otherwise

         o        through short sales

         o        any combination of any such methods of sale

         The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to those broker dealers of the common stock offered by this prospectus, which common stock such broker-dealers may resell under this prospectus. The selling shareholders may also sell common stock offered by this prospectus in compliance with the requirements of Rule 144 of the Securities Act.


         The selling shareholders and any broker-dealers who act in connection with the sale of shares of our common stock under this prospectus are deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares of our common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.


         Under registration rights agreements with the selling shareholders, we have agreed to indemnify the selling shareholders and each underwriter, if any, against specified liabilities, including liabilities under the Securities Act as amended, or will contribute to payments such selling shareholders or underwriters may be required to make in respect of losses, claims, damages or liabilities.

         After we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o        the number of shares of our common stock involved;

         o        the price at which such the common stock was sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transaction.


                                  LEGAL MATTERS


         The legality of the securities will be passed upon for us by Sichenzia, Ross, Friedman & Ference LLP, New York, New York. If the securities are being distributed in an underwritten offering, legal matters will be passed for the underwriters by counsel identified in the related prospectus supplement.



                                     EXPERTS

         The financial statements of Plus Solutions, Inc. as of December 31, 2000, each of the two years in the period ended December 31, 2000, and for the period from October 5, 1998 (date of inception) to December 31, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's development stage and its ability to continue as a going concern) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.




         In connection with the acquisition of Texas Plus Solutions, pursuant to which we adopted the business plan and management of Texas Plus Solutions and relocated our executive offices from Vancouver, British Columbia, Canada to Addison, Texas, USA, our board of directors decided to retain Deloitte & Touche LLP, which had previously served as the independent auditors of Texas Plus Solutions, as our independent auditors. Accordingly, Parker & Co. was dismissed effective March 10, 2000. During the tenure of Parker & Co. as our independent auditors, we did not have any disagreements with Parker & Co. regarding accounting, auditing or financial disclosure issues. No opinion issued by Parker & Co. with respect to us contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles.

                             ADDITIONAL INFORMATION

         This prospectus constitutes a part of a registration statement on Form SB-2 that we filed with the United States Securities and Exchange Commission under the United States Securities Act. This prospectus, which forms a part of the registration statement, does not contain all the information contained in the registration statement. You should refer to the complete registration statement and its related exhibits and schedules for further information with respect to our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are intended to summarize the contents of the document and may not be complete. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our public filings arc also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

         You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.


                           FORWARD LOOKING STATEMENTS

         The statements in this prospectus and the documents incorporated by reference that relate to matters that are not historical facts are "forward looking statements" within the meaning of Section 27A of the United States Securities Act and Section 21E of the United States Securities Exchange Act. Forward looking statements are subject to risks, uncertainties and assumptions that could cause future events and actual results to differ materially from the results anticipated or implied by the forward looking statements. When used in this prospectus, words such as "anticipate", "believe", "expect", "plan", "intend", "estimate", "project", "will", "could," "may," "predict" and similar expressions are intended to identify forward looking statements. The information contained in this prospectus, including the information presented under the heading "Risk Factors", identifies factors that could affect our operating results and performance and the ultimate accuracy of our forward looking statements. We urge you to carefully consider those factors.

    INDEX OF FINANCIAL STATEMENTS



                                                                                              PAGE
                                                                                              ----
Independent Auditors' Report ................................................................ F-2

Financial Statements:

 Balance Sheet as of December 31, 2000 ...................................................... F-3

 Statement of Operations for the Years Ended December 31, 2000 and 1999, and Period
  from October 5, 1998 (Date of Inception) to December 31, 2000 ............................. F-4

 Statement of Stockholders' Equity (Deficit) for the Years Ended December 31, 2000
  and 1999, and Period from October 5, 1998 (Date of Inception) to
  December 31, 2000 ......................................................................... F-5

 Statement of Cash Flows for the Years Ended December 31, 2000 and 1999, and Period
  from October 5, 1998 (Date of Inception) to December 31, 2000 ............................. F-6

 Notes to Financial Statements .............................................................. F-7

 Balance sheet as of March 31, 2000 ......................................................... F-13

 Statement of Operations for the 3 months ended March 31, 2001 and 2000, and period from
  October 5, 1998 (date of inception) to March 31, 2001 ..................................... F-14

 Statement of Cash Flow for the 3 months ended March 31, 2001 and 2000, and period from
  October 5, 1998 (date of inception) to March 31, 2001 ..................................... F-15

 Notes to Financial Statements .............................................................. F-16

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Plus Solutions, Inc.:

We have audited the accompanying balance sheet of Plus Solutions, Inc. (a development stage company) (the "Company") as of December 31, 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2000, and for the period from October 5, 1998 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000, and for the period from October 5, 1998 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements for the year ended December 31, 2000, have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage at December 31, 2000. As discussed in Note 1 to the financial statements, the Company has experienced cumulative operating losses, and its operations are subject to certain risks and uncertainties, including risks associated with technology and regulatory trends, growth competition by entities with greater financial and other resources, and the need for additional capital. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Deloitte & Touche LLP


Dallas, Texas
February 2, 2001

PLUS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET
DECEMBER 31, 2000
--------------------------------------------------------------------------------



ASSETS

CURRENT ASSETS:
   Cash                                                         $    145,609
   Prepaid expenses                                                      100
                                                                ------------

       Total current assets                                          145,709

PROPERTY AND EQUIPMENT - Net (Note 3)                                 89,757

PRODUCT DEVELOPMENT COSTS - Net (Note 1)                             191,160

DEFERRED FINANCING COSTS (Note 1)                                     70,139
                                                                ------------

TOTAL                                                           $    496,765
                                                                ============


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Deferred compensation                                        $    102,283
   Accrued professional fees                                         102,327
   Accrued interest and other                                          7,178
   Notes payable (Note 4)                                             68,317
                                                                ------------

       Total current liabilities                                     280,105

CONVERTIBLE NOTES PAYABLE - Net of discount of $221,750 (Note 4)     528,250

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY (DEFICIT) (Note 5):
   Series A voting preferred stock, $.001 par value; 8,000,000
      shares authorized; 100,000 shares issued and outstanding        82,125
   Common stock, $.001 par value; 100,000,000 shares authorized;
      39,240,000 shares issued and outstanding                        39,240
   Common stock warrants                                             310,000
   Additional paid-in capital                                      8,675,394
   Deficit accumulated during the development stage since
      October 5, 1998                                             (9,418,349)
                                                                ------------

       Total stockholders' equity (deficit)                         (311,590)
                                                                ------------

TOTAL                                                           $    496,765
                                                                ============



See notes to financial statements.

PLUS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2000 AND 1999, AND
PERIOD FROM OCTOBER 5, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------



                                                                                           CUMULATIVE
                                                                                             FROM
                                                          2000              1999           INCEPTION
                                                      ------------      ------------      ------------
REVENUES                                              $         --      $         --      $         --

OPERATING EXPENSES:
   Salaries and benefits                                   530,122         1,145,559         1,754,534
   General and administrative                              554,666           897,992         7,364,860
   Depreciation and amortization expense                    48,248            21,177            73,670
                                                      ------------      ------------      ------------

           Total operating expenses                      1,133,036         2,064,728         9,193,064
                                                      ------------      ------------      ------------

OPERATING LOSS                                          (1,133,036)       (2,064,728)       (9,193,064)

INTEREST AND OTHER EXPENSE - Net                          (210,286)           (2,373)         (218,160)
                                                      ------------      ------------      ------------

NET LOSS                                                (1,343,322)       (2,067,101)       (9,411,224)

PREFERRED STOCK - Dividends                                 (7,125)                             (7,125)
                                                      ------------      ------------      ------------

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS             $ (1,350,447)     $ (2,067,101)     $ (9,418,349)
                                                      ============      ============      ============

LOSS PER SHARE - Basic and diluted                    $      (0.04)     $      (0.10)
                                                      ============      ============

WEIGHTED AVERAGE COMMON AND COMMON
    EQUIVALENT SHARES OUTSTANDING - Basic
    and diluted                                         36,490,000        20,574,041
                                                      ============      ============




See notes to financial statements.

PLUS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2000 AND 1999, AND
PERIOD FROM OCTOBER 5, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------



                           CONVERTIBLE        COMMON STOCK        COMMON     ADDITIONAL
                            PREFERRED    ----------------------    STOCK       PAID-IN      DUE FROM     ACCUMULATED
                              STOCK        SHARES      AMOUNT     WARRANTS     CAPITAL     STOCKHOLDER     DEFICIT        TOTAL
                           -----------   ----------  ----------  ----------  -----------   -----------   -----------   -----------
BALANCE AS OF
   OCTOBER 5, 1998          $      --            --  $       --  $       --  $       --    $        --  $         --   $        --

   Issuance of preferred
      stock for services,
      516,379 shares          767,500                                                                                      767,500

   Issuance of common
      stock for services                 17,257,592   5,130,028                                                          5,130,028

   Issuance of common
      stock for cash                        336,404     100,000                                                            100,000

   Conversion of preferred
      stock, 105,949 shares  (157,472)      529,743     157,472                                                                 --

   Issuance of common
      stock for due from
      stockholder                            67,281      20,000                                (20,000)                         --

   Net loss                                                                                               (6,000,801)   (6,000,801)
                             --------    ----------   ---------  ----------  ----------    -----------  ------------   -----------
BALANCE AS OF
   DECEMBER 31, 1998          610,028    18,191,020   5,407,500          --          --        (20,000)   (6,000,801)       (3,273)

   Issuance of common
      stock for services                  2,563,255     761,958                                                            761,958

   Issuance of common
      stock for cash                        533,571     190,250                 374,981                                    565,231

   Conversion of preferred
      stock, 410,431 shares  (610,028)    2,052,154     610,028                                                                 --

   Stock options granted to
      employees                                                                 760,000                                    760,000

   Collection of due from
      stockholder                                                                               20,000                      20,000

   Conversion of shares
      upon merger (Note 2)                           (6,946,396)              6,946,396                                         --

   Net loss                                                                                               (2,067,101)   (2,067,101)
                             --------    ----------   ---------  ----------  ----------    -----------  ------------   -----------
BALANCE AS OF
   DECEMBER 31, 1999               --    23,340,000      23,340          --   8,081,377             --    (8,067,902)       36,815

   Issuance of preferred
      stock for cash,
       100,000 shares          75,000                                                                                       75,000

   Issuance of common
      stock for cash                        300,000         300                 349,686                                    349,986

   Issuance of common
      stock warrants                                                310,000                                                310,000

   Reverse merger with
      Sound Designs (Note 2)             15,600,000      15,600                  16,831                                     32,431

   Stock options granted to
      employees                                                                  40,000                                     40,000

   Beneficial conversion
      feature of notes
      (Note 4)                                                                  187,500                                    187,500

   Accretion of dividends       7,125                                                                         (7,125)           --

   Net loss                                                                                               (1,343,322)   (1,343,322)
                             --------   -----------   ---------  ----------  ----------    -----------   -----------   -----------
BALANCE AS OF
   DECEMBER 31, 2000         $ 82,125   $39,240,000   $  39,240  $  310,000  $8,675,394    $        --   $(9,418,349)  $  (311,590)
                             ========   ===========   =========  ==========  ==========    ===========   ===========   ===========




See notes to financial statements.

PLUS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000 AND 1999, AND
PERIOD FROM OCTOBER 5, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------



                                                                                                                       CUMULATIVE
                                                                                                                          FROM
                                                                                       2000              1999           INCEPTION
                                                                                   ------------      ------------      ------------
OPERATING ACTIVITIES:
   Net loss                                                                        $ (1,343,322)     $ (2,067,101)     $ (9,411,224)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Loss on disposal of property and equipment                                                                              5,501
      Depreciation of property and equipment                                             35,076            21,177            60,498
      Amortization of debt discount                                                      17,250                              17,250
      Amortization of product development costs                                           8,311                               8,311
      Amortization of deferred financing costs                                            4,861                               4,861
      Issuance of common and preferred stock for services                                                 761,958         6,659,486
      Issuance of common stock warrants for services                                     71,000                              71,000
      Beneficial conversion feature on convertible notes                                187,500                             187,500
      Compensation from stock options granted to employees                               40,000           760,000           800,000
      Net changes in operating assets and liabilities:
         Prepaid expenses                                                                 1,108            (1,208)             (100)
         Accounts payable and accrued expenses                                           45,346           123,322           211,788
                                                                                   ------------      ------------      ------------

           Net cash used in operating activities                                       (932,870)         (401,852)       (1,385,129)
                                                                                   ------------      ------------      ------------

INVESTING ACTIVITIES:
   Additions to property and equipment                                                  (73,536)           (5,408)          (79,339)
   Capitalized product development costs                                               (102,031)          (97,440)         (199,471)
                                                                                   ------------      ------------      ------------

           Net cash used in investing activities                                       (175,567)         (102,848)         (278,810)
                                                                                   ------------      ------------      ------------

FINANCING ACTIVITIES:
   Proceeds from issuance of preferred stock                                             75,000                              75,000
   Proceeds from issuance of common stock                                               349,986           565,231         1,015,217
   Proceeds from reverse merger                                                          32,431                              32,431
   Collection of due from stockholder                                                                       20,000           20,000
   Additions to convertible notes payable                                               750,000                             750,000
   Deferred financing costs                                                             (75,000)                            (75,000)
   Payments on notes payable                                                                               (5,100)           (8,100)
                                                                                   ------------      ------------      ------------

           Net cash provided by financing activities                                  1,132,417           580,131         1,809,548
                                                                                   ------------      ------------      ------------

NET INCREASE IN CASH                                                                     23,980            75,431           145,609

CASH, BEGINNING OF PERIOD                                                               121,629            46,198
                                                                                   ------------      ------------      ------------
CASH, END OF PERIOD                                                                $    145,609      $    121,629      $    145,609
                                                                                   ============      ============      ============
SUPPLEMENTAL INFORMATION:
   Interest paid                                                                   $        940      $         --      $         --
                                                                                   ============      ============      ============
   Income taxes paid                                                               $         --      $         --      $         --
                                                                                   ============      ============      ============
NONCASH INVESTING AND FINANCING ACTIVITIES:
   Common stock warrants issued related to convertible notes payable (Note 4)      $    239,000      $         --      $         --
                                                                                   ============      ============      ============
   Notes payable issued for purchase of property and
      equipment (Note 4)                                                           $         --      $         --      $     76,417
                                                                                   ============      ============      ============
   Common stock issued for due from stockholder                                    $         --      $         --      $     20,000
                                                                                   ============      ============      ============



See notes to financial statements.

PLUS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000 AND 1999, AND
PERIOD FROM OCTOBER 5, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------




1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION AND BUSINESS - Plus Solutions, Inc. (a development stage company) (the "Company") was organized in October 1998 and is to be a provider of Internet-based, business-to-business, e-Commerce solutions and services that enable buyers and suppliers to automate business transactions on the Internet. The Company is headquartered in Addison, Texas. The Company is considered to be a development stage company.

      The Company has experienced cumulative operating losses, and its operations are subject to certain risks and uncertainties, including risks associated with technology and regulatory trends, growth competition by entities with greater financial and other resources, and the need for additional capital. There can be no assurances that the Company will be successful in becoming profitable or generating positive cash flow in the future. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company is currently exploring various short-term and long-term financing alternatives, but does not know if these alternatives will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      PREPARATION OF FINANCIAL STATEMENTS in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses for the period. Actual results could differ from those estimates.

      PROPERTY AND EQUIPMENT are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. The following is a summary of useful lives for major categories of property and equipment:



                    ASSET                                          USEFUL LIFE

         Furniture and fixtures                                      7 years
         Computers and office equipment                              3 years



      VALUATION OF LONG-LIVED ASSETS in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires the Company to periodically evaluate the carrying value of long-lived assets and certain identifiable intangibles for impairment, when events and circumstances indicate that the book value of an asset may not be recoverable. An impairment loss is recognized whenever the review demonstrates that the book value of a long-lived asset is not recoverable. Since October 5, 1998 (date of inception) through December 31, 2000, no impairment losses have been identified.

      RESEARCH AND PRODUCT DEVELOPMENT COSTS are expensed as incurred until technological feasibility is established. Thereafter, product development and significant enhancement costs are capitalized and, upon product release, amortized to expense using the straight-line method over three years. Total costs capitalized related to research and product development were $102,031 and $97,440 in 2000 and 1999, respectively. Amortization of $8,311 has been recorded in 2000.

      DEFERRED FINANCING COSTS are stated at cost less accumulated amortization. Amortization is provided on a straight-line basis, which approximates the interest method, over the life of the related convertible note payable (see Note 4). As of December 31, 2000, deferred financing costs of $75,000 are stated net of accumulated amortization of $4,861.

      REVENUES will be recognized as services are performed based primarily on a time-and-materials basis since the Company will provide its services of implementing its product into its customers' existing business processes. Revenues from maintenance and support contracts serviced by the Company will be recognized ratably over the terms of the contract period, which will typically be three years.

      STOCK-BASED COMPENSATION arising from stock option grants is accounted for by the intrinsic value method under Accounting Principles Board ("APB") Opinion No. 25. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages (but does not require) compensation arrangements with employees to be measured based on the fair value of the equity instrument awarded. As permitted by SFAS No. 123, the Company applies APB No. 25 to its stock-based compensation awards to employees and discloses the required pro forma effects on operations in Note 5.

      DEFERRED INCOME TAXES are provided under the asset and liability method for temporary differences in the recognition of income and expense for tax and financial reporting purposes.

      RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS No. 133 effective January 1, 2001. The adoption of SFAS No. 133 did not have a significant impact on the financial position, results of operations or cash flows of the Company.

2.    MERGERS AND ACQUISITIONS

      On March 10, 2000, the Company closed the Agreement and Plan of Merger entered into with Sound Designs, Inc. ("Sound Designs"), a Nevada corporation. As consideration for the merger, the stockholders of the Company (the accounting acquirer) received approximately 1.69 shares of Sound Designs (the legal acquirer) common stock for each share of the Company's common stock that they owned. As such, the Company's outstanding shares of common stock of 13,876,193 as of March 10, 2000, were converted into 23,340,000 shares. The stock conversion has been reflected in the accompanying financial statements, and all applicable references as to the number of common shares and per-share amounts have been restated. As a result, the former stockholders of the Company currently own 60% of the outstanding shares of common stock of Sound Designs. In addition, the reverse merger agreement required all existing directors and officers of Sound Designs to resign and name the directors of the Company as the directors of the surviving company that will take the name of Plus Solutions, Inc. The "reverse merger" resulted in the Company being treated as the acquirer for accounting purposes. The transaction was accounted for in a manner similar to a pooling of interests, whereby no goodwill resulted from this transaction, and the Company's equity interest in Sound Design's net assets of $32,431 was recorded at Sound Design's historical cost basis. Other than the cash received upon the merger, no other assets or agreements were received from Sound Designs.

3.    PROPERTY AND EQUIPMENT

      Property and equipment at December 31, 2000, consist of the following:



         Furniture and fixtures                                      $  24,259
         Computers and office equipment                                125,996
                                                                     ---------

         Total                                                         150,255

         Less accumulated depreciation                                 (60,498)
                                                                     ---------

         Property and equipment - net                                $  89,757
                                                                     =========



4.    NOTES PAYABLE

      The Company negotiated two rounds of third-party financing during 2000 in the form of convertible notes payable bearing 8% interest. The notes are convertible, at a specified conversion price, into common shares of the Company's stock. The first round of financing was closed on September 27, 2000, and the Company received $500,000 upon the issuance of convertible notes bearing interest at 8% and maturing on September 27, 2003. The Company recorded, as interest expense and included in additional paid-in capital, a beneficial conversion feature, at an estimated value of $125,000 based on the $0.025 per-share excess of the estimated fair value of the stock of $0.125 per share over the conversion price of $0.10.

      The second round of financing was closed on November 29, 2000, and the Company received $250,000 upon the issuance of convertible notes bearing interest at 8% and maturing on November 29, 2003. The Company also recorded, as interest expense and included in additional paid-in capital, a beneficial conversion feature, at an estimated value of $62,500 based on the $0.0125 per-share excess of the estimated fair value of the stock of $0.0625 per share over the conversion price of $0.05.

      For assistance provided by an outside party in obtaining the financing, on September 27, 2000, the Company issued to the outside party 2,000,000 warrants to purchase common stock at an exercise price of $0.1365 per share, which are exercisable over a period of five years. These warrants have an initial estimated fair value of $191,000, recorded as debt discount, on the date of grant using the Black-Scholes option-pricing model. As of December 31, 2000, unamortized debt discount of $175,083 is deducted from the related debt.

      In obtaining the November 29, 2000, financing, the Company also issued to the outside party 1,000,000 warrants to purchase common stock at an exercise price of $0.065625 per share, which are exercisable over a period of five years. These warrants have an initial estimated fair value of $48,000, recorded as debt discount, on the date of grant using the Black-Scholes option-pricing model. As of December 31, 2000, unamortized debt discount of $46,667 is deducted from the related debt.

      The Company purchased property and equipment in 1998 from a related company for a note payable of $76,417. The note bears interest, on unpaid scheduled payment amounts, monthly at 7% and is due on October 1, 2001. At December 31, 2000, the balance outstanding on the note payable is $68,317.

5.    STOCKHOLDERS' EQUITY

      SERIES A VOTING PREFERRED STOCK - The Company has authorized the issuance of up to 8,000,000 shares of its $.001 par value Series A Voting Preferred Stock. Each share of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights and liquidation preferences, as shall be determined by the Board of Directors. In October 1998, the Company issued 516,379 shares of preferred stock to directors and officers of the Company for services performed. Each share of preferred stock is convertible into five shares of common stock, and each share of preferred stock was valued at $2.50 per share based on the $0.50 per-share price of common shares issued for cash. In 1999 and 1998, all shares of preferred stock were converted into 2,581,897 shares of common stock. As of December 31, 1999, no shares of preferred stock were outstanding.

      In August 2000, the Company issued 100,000 shares of preferred stock at $0.75 per share for $75,000 in cash. In connection with these shares, the Company has recorded, at December 31, 2000, dividends of $7,125 based on the preferred stockholders being entitled to receive dividends at the rate of $0.07125 per share on December 31 and June 30 of each calendar year.

      COMMON STOCK - The Company has authorized the issuance of up to 100,000,000 shares of its $.001 par value common stock. The holders of common stock are entitled to one vote per share and are entitled to dividends when and if declared by the Board of Directors of the Company.

      COMMON STOCK WARRANTS - In addition to the common stock warrants issued, as described in Note 4, in September 2000, the Company also issued to a third party, for services performed during 2000, 800,000 warrants to purchase common stock at an exercise price of $0.20 per share, which are exercisable over a period of five years. These warrants, included in stockholders' equity, have an estimated fair value of $71,000 on the date of grant using the Black-Scholes option-pricing model.

      STOCK OPTION PLAN - On October 25, 1999, the Company adopted the 1999 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of incentive stock options and nonqualified options for up to 6,000,000 shares of common stock. Options expire no later than 10 years after the date of grant.

      Options granted in 2000 and 1999 are fully vested and exercisable as of the date of grant and remain exercisable for a period of 5 or 10 years after the date of grant. A summary of the activity for this plan follows:



                                                                                       WEIGHTED AVERAGE
                                                                                           EXERCISE
                                                          NUMBER OF SHARES              PRICE PER SHARE
                                                     -------------------------     -------------------------
                                                        2000           1999           2000           1999
                                                     ----------     ----------     ----------     ----------
Options outstanding, beginning of year                1,900,000             --     $     0.10     $       --

Granted                                                 375,000      1,900,000           0.36           0.10
                                                     ----------     ----------

Options outstanding, end of year                      2,275,000      1,900,000           0.14           0.10
                                                     ==========     ==========

Options exercisable, end of year                      2,275,000      1,900,000           0.14           0.10
                                                     ==========     ==========

Reserved for future options at December 31, 2000      3,725,000
                                                     ==========



      The following table summarizes additional information about stock options outstanding and exercisable at December 31, 2000:



                                OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                      ----------------------------------------    ----------------------
                                      WEIGHTED
                                       AVERAGE       WEIGHTED                  WEIGHTED
      RANGE OF                        REMAINING      AVERAGE                    AVERAGE
      EXERCISE        NUMBER OF      CONTRACTUAL     EXERCISE     NUMBER OF     EXERCISE
       PRICES           SHARES           LIFE         PRICE         SHARES       PRICE
    -------------     ---------      -----------     --------     ---------    ---------
        $0.10         2,000,000       5.8 years      $ 0.10       2,000,000      $ 0.10
    $0.40 - $0.60       275,000       8.1 years        0.45         275,000        0.45
                      ---------                                   ---------

    $0.10 - $0.60     2,275,000       6.0 years        0.14       2,275,000        0.14
                      =========                                   =========



      The Company applies the provisions of APB No. 25 and related Interpretations in accounting for the Plan. Compensation of $40,000 and $760,000 was recorded for 100,000 and 1,900,000 options granted in 2000 and 1999, respectively, based on the $0.40 per-share excess of the estimated fair value of the stock of $0.50 per share over the exercise price, and is recorded in salaries and benefits expense as the options are fully vested. SFAS No. 123 prescribes a method to record compensation cost at the fair value of the options granted. Had compensation cost been determined with the method prescribed by SFAS No. 123, the Company's pro forma net loss would have been approximately $1,425,000 and $2,099,000 in 2000 and 1999, respectively.

      In the pro forma calculations, the weighted average fair value of options granted during 2000 and 1999 was estimated at $0.25 and $0.43 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000 and 1999: risk-free interest rates of 6.17% and 5.98%, respectively; no expected dividend yield; expected lives of five years; and expected volatility of 100% in 2000 and no expected volatility in 1999 (because the Company's stock was not publicly traded in 1999).

6.    COMMITMENTS

      The Company leases certain office space. Total rental expense was $28,821 and $21,318 for the years ended December 31, 2000 and 1999, respectively.

7.    INCOME TAXES

      At December 31, 2000, the Company had a net operating loss carryforward totaling approximately $9.4 million, the tax benefit of which is offset by a valuation allowance until realization is more likely than not.

                                     ******

                               PLUS SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            CONDENSED BALANCE SHEETS


                                                                               March 31,     December 31,
                                                                                 2001            2000
                                                                              (Unaudited)
ASSETS

CURRENT ASSETS:
             Cash                                                            $      1,366    $    145,609
             Prepaid expenses                                                           0             100
                                                                             ------------    ------------

                        Total current assets                                        1,366         145,709

PROPERTY AND EQUIPMENT- Net                                                        81,195          89,757

PRODUCT DEVELOPMENT COSTS                                                         174,537         191,160

DEFERRED FINANCING COSTS                                                           63,889          70,139
                                                                             ------------    ------------

TOTAL                                                                        $    320,987    $    496,765
                                                                             ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
             Deferred compensation                                           $    120,283    $    102,283
             Accrued professional fees                                             98,327         102,327
             Accrued interest and other                                            25,653           7,178
             Notes payable                                                         73,317          68,317

                        Total current liabilities                                 317,580         280,105
Convertible notes payable - Net of discount                                       548,167         528,250

STOCKHOLDERS' EQUITY (DEFICIT):
             Series A voting preferred stock; $.001 par value; 8,000,000
                  shares authorized; 100,000 shares issued and outstanding         85,688          82,125
             Common stock, $.001 par value; 100,000,000 shares authorized;
                  39,240,000 shares issued and outstanding                         39,240          39,240
             Common stock warrants                                                310,000         310,000
             Additional paid-in capital                                         8,675,394       8,675,394
             Deficit accumulated during
                  the development stage since October 5, 1998                  (9,655,082)     (9,418,349)
                                                                             ------------    ------------
                        Total stockholders' deficit                              (544,760)       (311,590)
                                                                             ------------    ------------

TOTAL                                                                        $    320,987    $    496,765
                                                                             ============    ============

                  SEE NOTES TO CONDENSED FINANCIAL STATEMENTS.

                              PLUS SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                       Months Ended March 31
                                                                    ----------------------------    Cumulative
                                                                                                       From
                                                                        2001            2000         Inception
                                                                    ------------    ------------    ------------
REVENUES                                                            $         --    $         --    $         --

OPERATING EXPENSES:
        Salaries and benefits                                             99,949         147,869       1,854,483
        General and administrative                                        63,581          37,902       7,428,441
        Depreciation and amortization expense                             54,640           6,312         128,310
                                                                    ------------    ------------    ------------

                  Total operating expenses                               218,170         192,083       9,411,234
                                                                    ------------    ------------    ------------


OPERATING LOSS                                                          (218,170)       (192,083)     (9,411,234)

INTEREST AND OTHER EXPENSES - Net                                         15,000               0        (233,160)
                                                                    ------------    ------------    ------------

NET LOSS                                                            $   (233,170)   $   (192,083)   $ (9,644,394)

Preferred Stock - Dividends                                               (3,563)             --         (10,688)
                                                                    ------------    ------------    ------------

Net Loss Available to Common Stockholders                           $   (236,733)   $   (192,083)   $ (9,655,082)
                                                                    ============    ============    ============

Loss per share:
        Basic and diluted                                           $      (0.01)   $      (0.00)
                                                                    ============    ============


Weighted average common and common equivalent shares outstanding:
        Basic and diluted                                             39,240,000      38,940,000
                                                                    ============    ============



                  SEE NOTES TO CONDENSED FINANCIAL STATEMENTS.

                              PLUS SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                    UNAUDITED

                                                                          For the Three
                                                                      Months Ended March 31,
                                                                   ----------------------------     Cumulative
                                                                                                      From
                                                                       2001            2000         Inception
                                                                   ------------    ------------    ------------
OPERATING ACTIVITIES:
            Net loss                                               $   (233,170)   $   (192,083)   $ (9,644,394)
            Adjustments to reconcile net loss to net cash
              used in operating activities:
            Loss on disposal of property and equipment                                                    5,501
            Depreciation of property and equipment                       11,850           6,312          72,348
            Amortization of debt discount                                19,917                          37,167
            Amortization of product development costs                    16,623                          24,934
            Amortization of deferred financing costs                      6,250                          11,111
            Issuance of common and preferred stock for services                                       6,659,486
            Noncash expense related to options and warrants                                           1,058,500
            Net changes in operating assets and liabilities:
                      Prepaid expenses                                      100           1,108
                      Accounts payable and accrued expenses              32,475         (33,145)        244,263
                                                                   ------------    ------------    ------------

                      Net cash used in operating activities            (145,955)       (217,808)     (1,531,084)
                                                                   ------------    ------------    ------------

INVESTING ACTIVITIES:
            Additions to property and equipment                          (3,288)        (24,504)        (82,627)
            Capitalized product development costs                                       (43,235)       (199,471)
                                                                   ------------    ------------    ------------

                      Net cash used in investing activities              (3,288)        (67,739)       (282,098)
                                                                   ------------    ------------    ------------

FINANCING ACTIVITIES:
            Proceeds from issuance of common stock                                      274,986       1,015,217
            Proceeds from issuance of preferred stock                                                    75,000
            Proceeds from reverse merger                                                107,431          32,431
            Proceeds from issuance of current debt                        5,000                           5,000
            Proceeds from issuance of convertible long-term debt                                        750,000
            Deferred financing costs                                                                    (75,000)
            Payments on notes payable                                                                    (8,100)
            Collection of due from stockholder                                                           20,000
                                                                   ------------    ------------    ------------
                      Net cash provided by financing activities           5,000         382,417       1,814,548
                                                                   ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH                                        (144,243)         96,870           1,366

CASH, BEGINNING OF PERIOD                                               145,609         121,629
                                                                   ------------    ------------    ------------

CASH, END OF PERIOD                                                $      1,366    $    218,499    $      1,366
                                                                   ============    ============    ============


                  SEE NOTES TO CONDENSED FINANCIAL STATEMENTS.

                               PLUS SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                    UNAUDITED

1.       GOING CONCERN

         The condensed financial statements have been prepared assuming that Plus Solutions, Inc. (the "Company") will continue as a going concern. The Company has experienced cumulative operating losses, has an accumulated deficit, and its operations are subject to certain risks and uncertainties, including, among others, risks associated with technology and regulatory trends, growth competition by entities with greater financial and other resources, and the need for additional capital. There can be no assurances that the Company will be successful in becoming profitable or generating positive cash flow in the future. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company is considered to be a development stage company. The Company is currently exploring various short-term and long-term financing alternatives, but does not know if these alternatives will be successful. The success of these financing alternatives will have a significant impact on the Company's ability to continue as a going concern. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.       FINANCIAL STATEMENT POLICIES

         BASIS OF PRESENTATION. The condensed financial statements include the accounts of the Company. The condensed financial statements reflect all adjustments that are, in the opinion of management, necessary to present a fair statement of the Company's financial position as of March 31, 2001, and the results of operations for the three month periods ended March 31, 2001 and 2000. All adjustments are of a normal, recurring nature.

         These interim financial statements should be read in conjunction with the audited financial statements and the notes thereto prepared by the Company. Operating results for the three month period ended March 31, 2001, are not necessarily indicative of the results to be achieved for the full year.

         As discussed in Note 3, on March 10, 2000, the Company merged with Sound Designs, Inc. ("Sound Designs"), and the stockholders of the Company received approximately 1.69 shares of Sound Designs common stock for each share of the Company's common stock they owned. At the time of the merger, the Company had 13,876,193 common shares issued and outstanding, and in the merger, 23,340,000 shares of Sound Designs common stock were received. Retroactive effect has been given to the merger in stockholders' equity accounts beginning as of the year ended December 31, 1999, and in all share and per share data in the accompanying condensed financial statements.

         BUSINESS. The Company, organized in October 1998, is to be a provider of Internet-based, business-to-business, e-commerce solutions and services that enable buyers and suppliers to automate business transactions on the Internet. The Company is headquartered in Addison, Texas.

3.       ACQUISITION

         On March 10, 2000, the Company closed the Agreement and Plan of Merger entered into with Sound Designs, a Nevada corporation. As consideration for the merger, the stockholders of the Company, the accounting acquirer, received approximately 1.69 shares of Sound Designs, the legal acquirer, common stock for each share of the Company's common stock they owned. As a result, the former stockholders of the Company currently own 60% of the outstanding shares of common stock of Sound Designs. In addition, the reverse merger agreement required all existing directors and officers of Sound Designs to resign and name the directors of the Company as the directors of the surviving company which has taken the name of Plus Solutions, Inc. The "reverse merger" resulted in the Company being treated as the acquirer for accounting purposes. The transaction was accounted for in a manner similar to a pooling of interests, whereby no goodwill resulted from this transaction, and the Company's equity interest in Sound Designs' net assets was recorded at Sound Designs' historical cost basis. Other than the cash received upon the merger, no other assets or agreements were received from Sound Designs.

4.       FINANCING ARRANGEMENTS

         On September 27, 2000, we entered into a subscription agreement with four investors, The Keshet Fund L.P., Keshet L.P., Nesher Ltd., and Talbiya B. Investments Ltd., which provided for an $8.5 million long-term financing commitment. The financing was arranged by KCM Ltd., a New York, New York investment firm. We initially sold to the investors a total of $500,000 of our 8% convertible notes for a purchase price equal to the principal amount of each note. In November 2000, we sold the investors an additional $250,000 of our convertible notes for a purchase price equal to the principal amount. As a result, each investor currently holds 8% convertible notes in the amount set forth below:

The Keshet Fund L.P.          $185,000
Keshet L.P.                    390,000
Nesher Ltd.                     85,000
Talbiya B. Investments Ltd.     90,000
                              --------
TOTAL                         $750,000
                              ========

         The full principal amounts of the convertible notes must be paid on September 27, 2003 and on November 29, 2003. The convertible notes incur interest at the rate of 8% per year, which interest is paid quarterly. The convertible notes are a general obligation of Plus Solutions and payment of principal and interest under the notes is not secured by any specific assets.

         The offering of the convertible notes to the investors was a private offering made in reliance on Rule 506 of Regulation D under the United States Securities Act. Each of the investors represented to us in the subscription agreement that it qualifies as an accredited investor under Regulation D.

         In May 2001, we entered into an agreement with the investors to amend the terms of the Subscription Agreement. We agreed with the investors to:

         o terminate our right to sell any additional convertible notes to the investors;

         o eliminate any obligation to issue additional warrants to any party; and

         o limit the maximum percentage of our common stock that the investors, as a group, can own at any time to 4.99%.

         On May 14, we received $100,000 from The Keshet Fund LP on substantially similar terms as set forth in the subscription agreement executed on September 27, 2000 except for collateral provided to secure such $100,000 in the form of shares of our common stock pledged by Max Golden. We believe the $100,000 will provide us with operating capital for approximately 30 days. We have received verbal assurances from the investors that additional capital will be made available to us. However, we do not know in what amounts or on what terms such additional financing will be made available. We cannot be certain that such funding will be made available to us in sufficient amounts or on terms that will permit us to pursue our current business plan.

5.       STOCKHOLDERS' EQUITY

         Related to the above financing arrangements, there were 2,000,000 warrants issued on September 27, 2000, to Alon Enterprises, Ltd., with the warrants being exercisable for a period of five years for common shares, with an exercise price of $0.1365 per share. As of the date of issuance, the warrants were determined to have an estimated fair value of $191,000. As of March 31, 2001, unamortized debt discount of $159,166 is deducted from the related debt.

         Also related to the above financing arrangements, there were 1,000,000 warrants issued on November 29, 2000, to Alon Enterprises, Ltd., with the warrants being exercisable for a period of five years for common shares with an exercise price of $0.065625 per share. As of the date of issuance, the warrants were determined to have an estimated fair value of $48,000. As of March 31, 2001, unamortized debt discount of $42,667 is deducted from the related debt.

         The Company has also issued 800,000 warrants to a service provider, with the warrants being exercisable for a period of five years for common shares, with an exercise price of $0.20 per share. As of the date of issuance, the warrants were determined to have an estimated fair value of $71,000.

         During the third quarter of 2000, the Company issued 300,000 shares of common stock at $0.25 per share, and the Company also has issued 100,000 shares of preferred stock at $0.75 per share.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78 of the Nevada General Corporation Law permits a corporation to include in its articles of incorporation and bylaws, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the Nevada General Corporation Law.

         Article XII of the Registrant's Articles of Incorporation, as amended, provides for the indemnification of directors to the fullest extent permissible under Nevada law.

         Article V of the Registrant's Bylaws, as amended, provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant to the fullest extent permissible under Nevada law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Plus Solutions in connection with the sale of common stock being registered. All amounts are estimates.

SEC registration fee                    $   735
NASD filing fee                               0
Nasdaq OTC Bulletin Board listing fee         0
Printing and engraving costs              5,000
Legal fees and expenses                  30,000
Accounting fees and expenses             10,000
Blue Sky fees and expenses                    0
Transfer Agent and Registrar fee             50
Miscellaneous exp                       $ 4,615
                                        -------

Total                                   $50,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

         In September 1998, Sound Designs sold 1,000,000 shares of its common stock to its founders in a private transaction pursuant to Section 4(2) of the Securities Act for aggregate consideration of $2,500. All of these shares were canceled in January 2000.

         In March 1999, Sound Designs sold 1,200,000 shares of its common stock to approximately 34 persons with whom its founders had pre-existing relationships in a private offering pursuant to Rule 504 under the Securities Act for aggregate consideration of $60,000.

         On March 10, 2000, Sound Designs closed the Agreement and Plan of Merger with Plus Solutions. Pursuant to the merger agreement, Plus Solutions became our wholly-owned subsidiary. As consideration for the merger, the stockholders of Plus Solutions received an aggregate of 23,400,000 shares of our common stock. The offering of our common stock to the stockholders of Plus Solutions, each of whom qualifies as an "accredited investor", in accordance with the merger agreement was made pursuant to Rule 506 under the Securities Act.

         On August 1, 2000, we sold 100,000 shares of our Series A Preferred Stock and a warrant exercisable for 25,000 shares of our common stock to David Ballard for total cash consideration of $75,000. Shares of our Series A Preferred Stock are not convertible into our common stock and do not vote, except with respect to matters regarding which the holders of Series A Preferred Stock are required to vote by Nevada law. The warrant allows the holder to purchase up to 25,000 shares of our common stock for an exercise price of $.35 per share. The warrant expires on August 1, 2001. The offering of our Series A Preferred Stock to David Ballard, who qualifies as an "accredited investor", was made pursuant to Rule 506 under the Securities Act.

         On September 27, 2000, we closed the initial $500,000 of the $8.5 million long-term financing commitment with The Keshet Fund L.P., Keshet L.P., Nesher Ltd., and Talbiya B. Investments Ltd. The offering of our convertible notes to the investors, each of whom qualifies as an "accredited investor", was made pursuant to Rule 506 under the Securities Act.

         On November 29, 2000, we closed an additional $250,000 of the $8.5 million long-term financing commitment with The Keshet Fund L.P., Keshet L.P., Nesher Ltd., and Talbiya B. Investments Ltd. The offering of our convertible notes to the investors, each of whom qualifies as an "accredited investor", was made pursuant to Rule 506 under the Securities Act.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits

         3.1 Certificate of Incorporation. This exhibit is incorporated by reference from Exhibit 3.1 to our Registration Statement on Form 10 filed December 1, 1999.

         3.2* Certificate of Amendment to Certificate of Incorporation dated May 31, 2000.

         3.3 Bylaws. This exhibit is incorporated by reference from Exhibit 3.2 to our Registration Statement on Form 10 filed December 1, 1999.


         5.1*              Opinion of Sichenzia, Ross, Friedman & Ference LLP


         23.1              Consent of Deloitte & Touche LLP, Independent
                           Auditors.


         23.2 Consent of Sichenzia, Ross, Friedman & Ference LLP (see Exhibit 5.1).


         24.1              Power of Attorney (see page II-2).


* To be filed by amendment.

ITEM 28. UNDERTAKINGS

         Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Registrant will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section
                  10(a)(3) of the Securities Act.

                           (ii) Reflect in the prospectus any facts or events
                  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) Include any additional or changed material
                  information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on the June 7, 2001.



                                       PLUS SOLUTIONS, INC.


                                       /s/ MAX GOLDEN
                                       -----------------------------------
                                       Max Golden
                                       President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


Signature                               Title                                                Date
/s/ MAX GOLDEN                          President, Chief Executive Officer and Chairman      June 7, 2001
---------------------------             of the Board of Directors (Principal Executive
Max Golden                              Officer)




/s/ MARTHA SCROGGINS                    Secretary and Treasurer (Principal Financial         June 7, 2001
---------------------------             Officer and Principal Accounting Officer)
Martha Scroggins




/s/ DAVID BALLARD                       Director                                             June 7, 2001
---------------------------
David Ballard




/s/ STEPHEN GRAY                        Director                                             June 7, 2001
---------------------------
Stephen Gray

                                INDEX TO EXHIBITS


       EXHIBIT
       NUMBER              DESCRIPTIONS
       -------             ------------
         3.1               Certificate of Incorporation. This exhibit is
                           incorporated by reference from Exhibit 3.1 to our
                           Registration Statement on Form 10 filed December 1,
                           1999.

         3.2*              Certificate of Amendment to Certificate of
                           Incorporation dated May 31, 2000.

         3.3 Bylaws. This exhibit is incorporated by reference from Exhibit 3.2 to our Registration Statement on Form 10 filed December 1, 1999.

         5.1*              Opinion of Sichenzia, Ross, Friedman & Ference LLP

         23.1              Consent of Deloitte & Touche LLP, Independent
                           Auditors.

         23.2              Consent of Sichenzia, Ross, Friedman & Ference LLP
                           (see Exhibit 5.1).

         24.1              Power of Attorney (see page II-2).

* To be filed by amendment.